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                              MANAGEMENT AGREEMENT

     THIS AGREEMENT is made and entered into this _____ day of December, 2000, by and between Mutiny on the Park, Ltd., a limited partnership organized and existing under the laws of Florida (hereinafter called "OWNER"), and Sonesta Coconut Grove, Inc., a corporation organized and existing under the laws of Florida (hereinafter called "OPERATOR").

                              W I T N E S S E T H :

     WHEREAS, Owner or an affiliate of Owner intends to construct a condominium hotel of up to a maximum of 364-hotel keys and create other improvements on a certain parcel of land described in EXHIBIT "A" hereto annexed; and

     WHEREAS, Owner will be the owner of a certain commercial condominium unit referred to as the Hotel Unit pursuant to a certain Declaration of Mutiny Park Condominium by Owner, as developer, and to be recorded in the Public Records of Miami-Dade County, Florida, a copy of which is attached hereto as EXHIBIT "B" (the "DECLARATION"); and

     WHEREAS, Operator is a wholly-owned subsidiary of Sonesta International Hotels Corporation, a corporation organized and existing under the laws of the State of New York, U.S.A. (hereinafter called "SONESTA") and

     WHEREAS, Owner wishes to engage Operator to manage and operate said Hotel Unit and condominium hotel rental program as provided herein, and Operator desires to enter into an agreement with Owner for that purpose.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     For the purpose of this Agreement:

     1.1. "AFFILIATE" shall mean, with respect to either party, any person, firm, corporation or other entity:

          (a) in which such party, such party's beneficial owners collectively, or both, hold, directly or indirectly, more than fifty (50%) percent voting interest; or

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          (b)  which holds, directly or indirectly, more than fifty (50%)
               percent voting interest in such party. (Sonesta and its Affiliates shall together be known as the "SONESTA GROUP".)

     1.2. "ANNUAL PLAN" shall mean and refer to the operating forecast prepared by Operator each year and further described in Section 5.9.

     1.3. "BASE FEE" shall mean and refer to the base management fee payable to Operator under Section 7.1(a).

     1.4. "CALENDAR YEAR" shall mean any consecutive twelve-month period commencing upon the first day of January and ending upon the last day of December during the Term (as hereinafter defined).

     1.5. "CAPITAL RESERVE ACCOUNT" shall mean the account described in Section 5.7.

     1.6. "COMMENCEMENT DATE" shall mean the date upon which Operator commences full business operation of the Hotel under this Agreement. Notwithstanding the foregoing, the Commencement Date shall be evidenced by the following:

          (a) A Certificate of Substantial Completion (AIA Document G704) signed by Owner's architect, with a copy to Operator, certifying that the Hotel Unit and not fewer than 100 Keys in the Rental Program have been constructed and completed in substantial compliance with the Plans, and any supplemental plans, and in accordance with all applicable laws, ordinances, rules and regulations;

          (b) All necessary occupancy or use permits for the Hotel Unit and not fewer than 100 Keys in the Rental Program have been issued or will be issued upon appropriate application by Owner;

          (c) The Furnishings and Equipment have been provided and installed in the Hotel Unit and not fewer than 100 Keys in the Rental Program have been fully furnished and equipped in accordance with the plans and specifications therefore, but allowing, in the case of both the Hotel Unit and the 100 Keys in the Rental Program, for punchlist items which, in Operator's reasonable judgment, do not materially impact the guest experience or the ability of Operator to operate the Hotel;

          (d) The landscaping of the Hotel shall be substantially complete in accordance with plans and specifications therefore;

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          (e)  The Hotel Unit and not fewer than 100 Keys in the Rental Program are in all respects ready for occupancy and full business operation by Operator, except for minor details (i.e."punchlist items") which, in Operator's reasonable judgment, do not materially interfere with the normal operations of the Hotel or the quality of the guest experience at the Hotel; and

          (f) None of the construction work, equipping and furnishing which is to be done in the remaining Keys (i.e. in those Keys in excess of the 100 Keys described in items (a) through (e) above) shall cause a disturbance to the operation of the Hotel or impact the experience of guests in the 100 Keys in the Rental Program described in items (a) through (e) above.

     1.7. "CONDOMINIUM ASSOCIATION" shall mean the association of Condominium Unit Owners formed and existing pursuant to the Declaration and in accordance with the laws of the State of Florida.

     1.8. "CONDOMINIUM UNITS" shall mean and refer to the approximately 211 Residential Units (sometimes referred to as a "Residential Unit" or "Residential Units"), including up to a maximum of 364 separately keyed bedroom units (for a total maximum of up to 364 keyed hotel rental units; each sometimes referred to as a "Key"), the Commercial Unit (as such term is defined in the Declaration; the "Commercial Unit"), and the Hotel Unit.

     1.9. "CONDOMINIUM UNIT OWNER" shall mean the holder of fee simple title to a Condominium Unit.

     1.10. "CONSUMABLE SUPPLIES" shall mean office, cleaning, engineering, guest laundry and valet supplies, banquet and food service decorations, menus, guest supplies (including stationery, soap, matches, toilet and facial tissues) and such other supplies as are customarily consumed on a daily basis in the operation of a high quality, first-class hotel from time to time.

     1.11. "DECLARATION" shall have the meaning attributed in the second Whereas clause.

     1.12. "EXPENSE" OR "EXPENSES" shall mean any and all expenses paid or incurred by Operator in its reasonable discretion in connection with the operation of the Hotel which are includable in determining Net Income, as determined in accordance with the now current "Uniform System of Accounts for Hotels", 9th Revised Edition, 1996, (the "Uniform System") on the accrual basis in accordance with general accepted accounting principles consistently applied, except that Expenses shall not include lease charges for equipment (other than as set forth in clause(o) below), income taxes, depreciation and amortization, or interest expenses.

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     Without limiting the generality of the foregoing, Expenses shall include the following items, provided, however, that to the extent that any portion of the following items is actually collected by Owner or Operator from Condominium Unit Owners as Hotel Shared Costs pursuant to the Declaration, then the following items shall be deemed to include only that portion of any such item which is not so collected by Owner or Operator:

          (a)  The Base Fee, as defined in Section 7.1(a).

          (b)  The Marketing and Licensing Fee, as defined in Section 7.1(b).

          (c) Out-of-pocket expenses incurred specifically for, on account of or in connection with the operation of the Hotel, including reasonable travel expenses of employees and executives of any of the Sonesta Group, consistent with the Annual Plan.

          (d) Commission payments made to Sonesta's regional sales offices for reservations made for the Hotel, which commissions shall be reasonable in amount and shall be no greater than that generally charged to other hotels operated or franchised by Operator or its Affiliates.

          (e) Payments to Sonesta for its central and individual reservations services (including without limitation reservations booked and/or processed by an independent contractor--such as Resolutions or Supranational) at its flat rate charge (as established by Sonesta from time-to-time, presently $15.00), for each guestroom booking.

          (f)  Real estate and personal property taxes.

          (g) Property and liability insurance premiums, as well as premiums for all other coverages customarily obtained with respect to comparable properties, all in accordance with Section 5.1 hereof.

          (h) Reasonable payments to a "shopping" service as part of a program of quality assurance.

          (i) Amounts contributed and/or credited to the Capital Reserve Account, pursuant to Section 5.7.

          (j)  Payments to Sonesta referenced in Section 3.6.

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          (k)  Rent paid to Residential Unit Owners in the Rental Program pursuant to Section 6 of the Rental Agreement.

          (l)  Repairs and maintenance, and utilities, for the Hotel Unit.

          (m) Condominium assessments relative to the Hotel Unit (but excluding any assessment for the cost of capital replacements or additions to the common elements of the Condominium as described in the Declaration) and, to the extent not already addressed, the portion of the Hotel Shared Costs required to be funded by Owner pursuant to the Declaration.

          (n) Any and all Hotel employee costs, expenses and taxes (including, without limitation, salaries, wages, benefits, bonuses and other compensation).

          (o) Charges under leases for equipment used in the operation of the Hotel Unit, which are entered into prior to the Commencement Date, not to exceed an aggregate of $300,000 per year.

     The following shall not be treated as Expenses, but shall be repaid out of the Capital Reserve Account (as described in SECTION 5.7):

          (a) Payment(s) made to Sonesta for the services of employees of its Design Division(s), if and when rendered specifically to the Hotel and with the prior approval of Owner.

          (b) A mark-up on sales to the Hotel by Sonesta or its purchasing subsidiary or affiliate, presently seven percent (7%), on such capital items as are normally purchased by Sonesta or such purchasing subsidiary or affiliate for use by hotels or resorts in the Sonesta Group, provided the cost to the Hotel, including said mark-up, is competitive with the cost of purchasing any such item(s) from a third party with due regard to quality and timing of delivery.

     1.13. "FRACTIONAL YEAR" shall mean the period from the Commencement Date (if such date is not the first day of January) to the last day of December next following and the period from the first day of January of the Calendar Year in which this Agreement terminates to the date of such termination (if such date is not the last day of December).

     1.14. "FURNISHINGS AND EQUIPMENT" shall mean Specialized Hotel Equipment, Operating Equipment, hotel and restaurant furniture and furnishings, office furniture and equipment, signs, carpets,

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television receivers and other electrical and electronic equipment, any vehicles, and such other furnishings and equipment as are used in connection with the operation of the Hotel from time to time; provided, however, that "Furnishings and Equipment" shall not include "Working Capital", as hereinafter defined, or the furnishings and equipment located in Residential Units, the Commercial Unit and in levels B-1 and B-2 of the parking garage of the building.

     1.15. "GROSS REVENUE" shall mean any and all revenues, fees or service charges derived directly or indirectly from the operation of the Hotel;

          (a) Excluding (i) funds furnished by Operator, Condominium Unit Owners (as Hotel Shared Costs or otherwise) or Owner, (ii) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) tips and gratuities, (iv) proceeds of insurance and condemnation (except as provided in Section 8.3 hereof), (v) proceeds from the sale or other disposition of the Residential Condominium Units, the Commercial Unit, the Hotel or any part thereof, or of other assets of Owner other than sales in the ordinary course of business of operating a Hotel, (vi) all loan proceeds from financing or refinancings of the Hotel Unit or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of the Rental Program, (viii) items constituting "allowances" under the Uniform System, and (ix) rental or concession payments or operating income from the ground floor restaurant located in the Commercial Unit, or the commercial parking garage within the Hotel Unit and levels B-1 and B-2 of the building constructed within the Site; and

          (b) including: (i) rental or other payments received from any tenants or concessionaires within the Hotel Unit other than the ground floor restaurant located in the Commercial Unit, or the commercial parking garage within the Hotel Unit and levels B-1 and B-2 of the building constructed within the Site, and (ii) revenues from the Rental Program, before deducting rent to Residential Unit Owners.

     1.16. "HOTEL" shall mean the Furnishings and Equipment, the Hotel Unit (including, without limitation, the parking garage located within the Hotel
Unit), the Rental Program, and all Residential Units

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subject to the Rental Program, together with all entrances, exits, rights of egress and ingress, easements and appurtenances thereon belonging to or pertaining.

     1.17. "HOTEL SHARED COSTS" shall mean those items defined as such in
Section 12.1 of the Declaration.

     1.18. "HOTEL UNIT" shall mean Condominium Unit CU-1, as more particularly described in the Declaration, together with all improvements now or hereafter comprising a portion thereof or constructed thereon and all of Owner's Furnishings and Equipment (hereafter defined) now or hereafter placed or installed within such condominium unit (collectively, the "Premises"), which shall generally be considered to include the building constructed on the Site exclusive of Residential Units, the Commercial Unit, and the parking garage located in levels B-1 and B-2 of the building constructed on the Site. The Hotel Unit includes the structure and systems that support the remainder of the Hotel.

     1.19. "INCENTIVE FEE" shall mean and refer to the profit-based fee payable to Operator under Section 7.1(c).

     1.20. "INDEX" shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, All Items, 1982-1984 = 100, published by the Bureau of Labor Statistics, United States Department of Labor. If the compilation and/or publication of the Index shall be transferred to any other department, bureau or agency of the United States Government, or if the Bureau shall adopt a successor Index, the Index published by such successor department, bureau or agency shall be adopted and used as a standard for computing cost of living adjustments hereunder. In the event no Index level is published for the date of this Agreement or any other date on which an adjustment is required to be made thereof, the levels for computation shall be arrived at by interpolation from the published levels nearest to the dates on which the levels are to be determined. The base year for Index-based adjustments shall be the calendar year in which the Commencement Date occurs, provided it occurs between January 1 and June 30, or the following calendar year, if it occurs between July 1 and December 31.

     1.21. "LOANS" shall have the meaning ascribed to such term in the Loan Term Sheet.

     1.22. "LOAN TERM SHEET" shall mean and refer to the term sheet attached hereto as Exhibit 1.22 and incorporated herein by this reference.

     1.23. "MARKETING AND LICENSING FEE" shall mean and refer to the marketing services and licensing fee payable to Operator under Section 7.1(b).

     1.24. "NET OPERATING PROFIT" shall mean Gross Revenues less Expenses, on an annual basis and calculated on an accrual basis.

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     1.25. "OPERATING EQUIPMENT" shall mean chinaware, glassware, linens, silverware, uniforms, utensils and other items of similar nature used in the operation of the Hotel from time to time.

     1.26. "OPERATING SHORTFALL" shall mean the extent to which, for any Operating Year, Expenses and any other expenditures which are normal and customary in connection with a hotel or condohotel operation other than those explicitly excluded under the definition of "Expenses", exceed Gross Revenues.

     1.27. "OPERATING YEAR" shall mean and refer to the 365-day period commencing with the Commencement Date and each subsequent 365-day period, except for leap years, in which such period shall consist of 366 days.

     1.28. "OWNER'S RETURN" shall be applicable commencing on the first anniversary of the Commencement Date, shall apply to subsequent periods only, and shall mean and refer to a minimum of $500,000.00 per Calendar Year (which minimum amount shall be prorated for Fractional Years, and shall be subject to adjustment as more particularly set forth in this Section 1.28). The Owner's Return shall be distributed to Owner on a quarterly basis in installments within 30 business days of the end of each calendar quarter, or portion thereof, for which such payment is due. In the event that in any calendar quarter the amount of Net Operating Profit distributed to Owner pursuant to Section 3.3 of this Agreement is less than the amount necessary to bring the amount paid against the Owner's Return to a cumulative amount equal to at least twenty-five (25%) percent of the Owners Return for each calendar quarter that has elapsed within the subject Calendar Year, Operator shall pay any such deficiency to Owner out of Operator's separate funds not later than thirty (30) days after the last day of the calendar quarter. For example, assuming an Owner's Return of $500,000 and Net Operating Profit paid to Owner in the first calendar quarter of $150,000 and in the second calendar quarter of $90,000, Operator would be obligated to pay $10,000 against the Owner's Return from Operator's own funds within 30 days of the end of the second calendar quarter. Amounts of Net Operating Profit paid to Owner in excess of the amount required (as calculated on a year to date basis) shall be carried forward to subsequent calendar quarters within the same Calendar Year. Any overpayment by Operator that exists at the end of a Calendar Year shall be refunded promptly by Owner or credited to the next payment of Owner's Return. The Owner's Return shall be adjusted, commencing with the second Operating Year, by increases in the Index. In addition, the Owner's Return shall be adjusted downward, commencing in the second Operating Year in the event that fewer than 175 Keys have been enrolled in the Rental Program prior to the end of such year, such proration being based on the ratio between the number of Keys enrolled at the end of each month during such year and the benchmark of 175 Keys. In the event that 175 Keys are enrolled in the Rental Program at any point in time prior to the end of the second Operating Year, no downward adjustment of the Owner's Return shall be performed for any Operating Year after the second Operating Year. In the event that 175 Keys are not enrolled in the Rental Program at any point in time prior to the

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end of such Operating Year, the downward adjustment shall be applicable to each year until 175 Keys are enrolled at a single point in time. Such adjustments shall not be reinstated if the number of Keys in the Rental Program thereafter falls below 175. Notwithstanding the foregoing to the contrary, in the event that any principal or interest shall be due and payable to the Operator in connection with any of the Loans, Operator shall have the right to set-off amounts otherwise due to Owner as Owner's Return hereunder against amounts outstanding with respect to the Loans, except to the extent of any money damages claimed by Owner against Operator in any pending arbitration or judicial proceeding brought by or against Owner, and provided that Operator shall promptly advise Owner of any amounts set off pursuant to this Agreement. To the extent that Operator is not permitted to set-off certain amounts as a result of Owner's claim for money damages against Operator in any pending arbitration or judicial proceeding as provided in the preceding sentence, such amounts otherwise payable to the Owner shall be placed in an escrow account by the parties pending resolution of the arbitration or judicial proceeding with respect to the same.

     1.29. "OWNER'S TARGET RETURN" shall be applicable commencing on the second anniversary of the Commencement Date, shall apply to subsequent periods only, and shall mean and refer to the sum of $1,000,000.00 per Calendar Year (which minimum amount shall be prorated for Fractional Years, and shall be subject to adjustment as more particularly set forth in this Section 1.29). The Owner's Target Return shall be distributed to Owner on an annual basis within sixty (60) days of the end of the Calendar Year, or a portion thereof. The Owner's Target Return shall be adjusted, commencing with the third Operating Year, by increases in the Index. In addition, the Owner's Target Return shall be adjusted downward, commencing in the third Operating Year in the event that fewer than 175 Keys have been enrolled in the Rental Program prior to the end of such year, such proration being based on the ratio between the number of Keys enrolled at the end of each month during such year and the benchmark of 175 Keys. In the event that 175 Keys are enrolled in the Rental Program at any point in time prior to the end of the third Operating Year, no downward adjustment of the Owner's Return shall be performed for any Operating Year after the year in which 175 Keys are so enrolled in the Rental Program. In the event that 175 Keys are not enrolled in the Rental Program at any point in time prior to the end of the third Operating Year, the downward adjustment shall be applicable to each year until 175 Keys are enrolled at a single point in time. Such adjustments shall not be reinstated if the number of Keys in the Rental Program thereafter falls below 175. Notwithstanding the foregoing to the contrary, in the event that any principal or interest shall be due and payable to the Operator in connection with any of the Loans, Operator shall have the right to set-off amounts otherwise available for distribution to Owner as Owner's Target Return hereunder against amounts outstanding with respect to the Loans, except to the extent of any money damages claimed by Owner against Operator in any pending arbitration or judicial proceeding brought by or against Owner, and provided that Operator shall promptly advise Owner of any amounts set off pursuant to this Agreement. To the extent that Operator is not permitted to set-off certain amounts as a

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result of Owner's claim for money damages against Operator in any pending arbitration or judicial proceeding as provided in the preceding sentence, such amounts otherwise available for distribution to Owner shall be placed in an escrow account by the parties pending resolution of the arbitration or judicial proceeding with respect to the same.

     1.30. "PLANS" shall mean full and adequate plans, specifications, drawings and designs, both interior and exterior, of the Hotel Unit and other improvements constituting the Hotel, and any changes thereto.

     1.31. "PRE-OPENING EXPENSES" shall mean all costs and expenses of preparing the Hotel for business operation (including without limitation those for staffing the Hotel, advertising, promotion, literature, technical services, opening ceremonies, travel and business entertainment) whether incurred prior to or concurrently with the beginning of business operation of the Hotel, by Operator for the account of the Owner. Pre-Opening Expenses shall also include payments to be made to Sonesta for the services of its employees, if and when rendered with the prior approval of Owner in connection with the opening of the Hotel. All Pre-Opening Expenses shall be in accordance with a budget submitted to and approved by Owner no later than twelve (12) months prior to the anticipated Commencement Date (the "Pre-Opening Budget").

     1.32. "PRE-OPENING LOAN" shall have the meaning ascribed to such term in the Loan Term Sheet.

     1.33. "RENTAL PROGRAM" shall mean and refer to those Residential Units that are used by Operator for hotel purposes (i.e. rented for transient accommodations) from time to time under a rental program. Residential Units in the Rental Program shall be operated by Operator, as agent of Owner, pursuant to a "Rental Agreement" between the Owner and the Condominium Unit Owner of the Residential Unit. The form of and the provisions in the Rental Agreement relating to the terms under which Residential Units will be utilized in the Hotel operation and the revenue-sharing resulting therefrom, and any amendment thereto with respect to the same, shall be subject to Operator's prior written consent. The Rental Agreement shall provide (among other things) that the rent payable to the Condominium Unit Owners shall be based on rooms revenue collected from guests net of various charges to be described therein, including without limitation, if Owner determines that the same is feasible and practical from a marketing perspective, a reasonable charge to compensate Owner for the use of meeting space in the case of group bookings that utilize meeting or function space at the Hotel and do not pay separately for such space (or pay a discounted rate for such space).

     1.34. "SITE" shall mean and include the parcels of land described in Exhibit A attached hereto.

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     1.35. "SOFT OPENING DATE" shall mean the date identified by Owner, subject to Operator's reasonable approval, for the acceptance of guests but shall not be prior to the satisfaction of the following conditions:

          (a) A Certificate of Substantial Completion (AIA Document G704) signed by Owner's architect, with a copy to Operator, certifying that the Hotel Unit and not fewer than seventy (70) Keys in the Rental Program have been constructed and completed in substantial compliance with the Plans, and any supplemental plans, and in accordance with all applicable laws, ordinances, rules and regulations;

          (b) All necessary occupancy or use permits for the Hotel Unit and not fewer than seventy (70) Keys in the Rental Program have been issued or will be issued upon appropriate application by Owner (with respect to the occupancy permits) and by Operator (with respect to the use permits);

          (c) The Furnishings and Equipment have been provided and installed in the Hotel Unit; and not fewer than seventy (70) Keys in the Rental Program have been furnished and equipped in accordance with the Plans therefore, but allowing, in the case of both the Hotel Unit and the completed Residential Units for punchlist items which do not materially impact the guest experience or the ability of Operator to operate the Hotel;

          (d) The landscaping of the Hotel is substantially complete in accordance with Plans; and

          (e) The Hotel Unit and not fewer than seventy (70) Keys have been placed in the Rental Program and are in all respects ready for occupancy and full business operation by Operator, except for minor details (i.e."punchlist items") which, in Operator's reasonable judgment, do not materially interfere with the full normal operations of the Hotel or the quality of the guest experience at the Hotel.

     1.36. "SPECIALIZED HOTEL EQUIPMENT" shall mean such equipment as is used in the operation of kitchens, laundries, dry cleaning facilities, bars, special lighting and other facilities contained in the Hotel Unit from time to time.

     1.37. "TERM" shall mean that period beginning on the Commencement Date and ending at midnight on December 31 of the fifteenth (15th) complete Calendar Year following the Commencement Date.

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     1.38. "WORKING CAPITAL" shall mean those items which are included in the definition of Working Capital under generally accepted accounting principles, including without limitation cash, accounts receivable, inventories of food and beverages, Consumable Supplies, prepaid expenses, accounts payable and accrued expenses.

                                   ARTICLE II
                          ENGAGEMENT OF OPERATOR, TERM

     2.1. Owner engages Operator, and Operator accepts engagement, as the manager and operator of the Hotel, as Owner's agent, which agency is acknowledged by the parties to be for the benefit of Owner and Operator, upon the terms and conditions of this Agreement. Owner covenants, warrants and represents that during the Term Operator's engagement hereunder shall, subject to any conflicting terms of this Agreement, be exclusive and undisturbed by Owner or any person, corporation or other entity claiming either by, through or under Owner.

     2.2. The term of this Agreement shall be the Term unless it is sooner terminated as hereinafter provided.

     2.3. Owner covenants, warrants and represents that Operator shall and may peaceably manage and operate the Hotel Unit throughout the Term, free from molestation, eviction or disturbance by Owner or any person, corporation or other entity claiming by, through or under Owner. Owner further promises to pay and discharge, forthwith when due, any charges or other sums payable by Owner in respect of the Hotel Unit (other than Operating Shortfalls that are Operator's obligation under Section 3.4(a) of this Agreement) to assure Operator's quiet and peaceable management and operation thereof, and to undertake and prosecute at its own expense all judicial or other actions required to assure quiet and peaceable management and operation to Operator, in either case so that Operator's operation of the Hotel Unit pursuant to this Agreement will not, in Operator's reasonable judgment, be adversely affected or impaired, or to permit Operator to do the same, after notice to Owner, and charge all costs thereof to Owner, such costs not to be treated as Expenses.

                                  ARTICLE III
                           OPERATOR'S RESPONSIBILITIES

     3.1. Operator agrees to operate the Hotel during the Term in a prudent manner as a high quality, first-class, four-star hotel and to provide or cause to be provided all activities in connection therewith which are customary and usual to such an operation, to the extent consistent with the facilities provided by Owner and/or the Residential Unit Owners from time to time. Based upon Operator's

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experience and having reviewed the Plans, Operator has no reason to believe that the Hotel's facilities are or will be inadequate to enable Operator to achieve a four-star hotel standard.

     3.2. Subject to the provisions of this Agreement, including without limitation Section 5.9 regarding the Annual Plan, and the right of Owner (with the consent of Operator as and to the extent required pursuant to Section 1.33 hereof) to modify the terms of the documents governing the use of a Residential Unit in the Rental Program, Operator shall have control and discretion in the management and operation of the Hotel Unit and the operation of the Rental Program and of all properties and funds relating thereto. Without limiting the generality of the foregoing, said control and discretion shall include the use of the Hotel Unit for all customary purposes, and shall permit and require Operator to do the following in the name and for the account of Owner and to charge any cost thereof as an Expense:

          (a) Employ, pay, supervise and discharge all employees and personnel, including the General Manager of the Hotel, all of whom shall be employees of Operator; provided, however, that the employees of the Hotel shall not include any persons who are properly the personnel of Sonesta's Central Office. Such authority or any part thereof may be delegated by Operator to one or more persons employed by Operator. Owner's approval shall be required regarding the hiring of the General Manager, Sales/Marketing Director and Controller. Owner shall indemnify and hold Operator harmless from all liability and damages incurred by Operator in relation to the employment, payment, supervision and discharge of Hotel employees in the performance of Operator's duties hereunder, but only to the extent that any such liability and/or damages shall not have been caused by the gross negligence, willful misconduct or bad faith of Operator.

          (b)  Supervise and maintain complete books and records as described in
               Section 4.2(a), including without limitation the books of account and accounting procedures of the Hotel.

          (c) Make or cause to be made all ordinary and necessary repairs to the Hotel and Furnishings and Equipment, so that it shall be adequately maintained as part of a high quality, first-class hotel. To the extent of Operating Shortfalls resulting from the Condominium Unit Owners' failure to pay the Hotel Shared Costs (or a portion thereof), which Operating Shortfalls arise (i) prior to the Commencement Date, Owner shall fund such Operating Shortfalls upon request by the Operator, and (ii) after the Commencement Date, Operator shall fund such Operating Shortfalls. In the event that either Owner or Operator funds any Operating Shortfall under this subsection, such party shall thereafter be reimbursed from subsequent amounts collected by the Operator from Condominium Unit Owners pursuant to the enforcement of remedies contained in the Declaration. Operator shall be diligent in taking such actions as are provided for under the Declaration to enforce, or cause to be enforced, Owner's rights with respect to those Condominium Unit Owners that are delinquent with regard to such payments, and to impose or cause to be imposed such special assessments as are necessary to permit the proper maintenance, repair and replacements of the improvements, Furnishings and Equipment comprising the Hotel hereunder. Notwithstanding anything herein to the contrary, the portion of the Hotel Shared Costs required to be funded by Owner pursuant to the Declaration, shall be funded hereunder from Gross Revenues and treated as an Expense. Subject to the terms of any security agreement permitted hereunder and relating thereto, Operator may from time to time sell or dispose of any of the Furnishings and Equipment or fixtures of the Hotel Unit which it reasonably deems to have become obsolete or unsuitable. The proceeds of any such sale shall be credited to the Capital Reserve Account (as defined in Section 5.7).

          (d) Negotiate and enter into service contracts which Operator deems prudent in the ordinary course of business in operating the Hotel, including without limitation: contracts for gas, security, pest extermination, telephone and other services which Operator deems advisable. Any such contract that is not terminable upon termination of this Agreement without penalty or premium, or that is for a period longer than one year, or that requires total payments in excess of $15,000 per year, shall be subject to Owner's prior approval.

          (e) Purchase Furnishings and Equipment and Consumable Supplies which are appropriate for the maintenance and operation of the Hotel Unit as part of the Hotel in the normal course of business, at competitive rates, and to consume the same in the operation of the Hotel Unit.

          (f) Determine the charges to be made for guest and function rooms, commercial space, privileges, entertainment, recreation facilities and food and beverages and all other services of the Hotel.

          (g) Determine and carry out the labor policies of the Hotel (including for this purpose the Rental Program) relating, among other things, to wage rates, hours and conditions of employment, hire and discharge of employees, and institution in the Hotel of such profit sharing or other retirement or employee benefit plans as Operator may in its discretion deem advisable. The institution of any pension plan for Hotel employees shall be subject to Owner's prior written approval if the pension plan which Operator intends to institute would (i) be instituted during the last three (3) years of the Term, (ii) give credit for past service, and (iii) not be legally terminable by Owner upon the termination of this Agreement without cost or liability to Owner in excess of accrued benefits on a termination basis.

          (h) Determine and carry out all phases of marketing, advertising, promotion and publicity.

          (i) Negotiate and enter into leases, sub-leases, licenses and concession agreements for commercial space and services at the Hotel Unit, including without limitation shops, stores and boutiques; provided, however, that any such contract that (A) exceeds one (1) year in duration, or (B) would continue beyond the Term, shall be subject to Owner's prior approval.

          (j)  Provide or arrange for a reservation system for the Hotel.

          (k) Offer all Residential Unit Owners the opportunity to have their Residential Units included in the Rental Program.

          (l)  Establish food and beverage policies and procedures.

          (m) As needed in Operator's reasonable judgment, retain attorneys and/or accountants and, in addition, deal with lawsuits against the Hotel regarding claims not covered by insurance; provided that the settlement of any such claim against the Hotel in excess of $20,000 shall require the Owner's prior written consent.

          (n) To use diligent efforts to obtain, with Owner's cooperation, the licenses and permits required in the operation of the Hotel which are listed in Exhibit 3.2(n) attached hereto prior to the Soft Opening Date.

          (o) To cooperate in good faith with Owner to obtain the licenses and permits required in the operation of the Hotel which are listed in Exhibit 3.2(o) attached hereto prior to the Soft Opening Date.

     3.3. Subject to this Agreement, Operator shall have exclusive possession and control (for the account of Owner or, in the case of the Rental Program, Residential Unit Owners and Owner) of all Gross Revenues and other moneys involved in the operation of the Hotel (including for this purpose the Rental Program), all of which will be the property of Owner, and of any bank accounts in which any such moneys may be deposited. Operator will be responsible for disbursing such moneys on behalf of Owner and/or such Residential Unit Owners (but only in accordance with the terms of this Agreement and/or the Rental Agreement(s) referenced in Section 1.33). After making the disbursements pursuant to this Section, any excess funds remaining in such bank accounts over such amounts for Working Capital as are necessary in Operator's reasonable judgment for the continuing operation of the Hotel pursuant to the approved Annual Plan, including contingencies and reserves, shall then be disbursed to Owner on a quarterly basis within ten (10) business days after the end of each calendar quarter. All funds used in the operation of the Hotel, and all receipts and disbursements thereof (except insofar as funds are maintained in the Hotel) shall be deposited in and withdrawn from one or more bank accounts from time to time established in the name of Operator at such bank or banks in Coconut Grove or Miami as Operator may, with the reasonable approval of Owner, select. The only person or persons to withdraw funds from any such account(s) shall be individuals approved by Operator.

     3.4. (a) For the period from the Soft Opening Date until the Commencement Date, Operator will not be obliged under any circumstances to advance its own funds for any Operating Shortfall; provided, however, that the foregoing shall not be a limitation with respect to advances of funds from the Pre-opening Loan for the funding of such shortfalls. The provisions of this SECTION 3.4 shall apply only during such period of operation. During the period following the Commencement Date, Operator shall be responsible for Operating Shortfalls, as provided in SECTION 5.12 of this Agreement. The following subsections shall apply to the period between the Soft Opening Date and the Commencement Date only.

          (b) Within ten (10) business days following receipt of written notice from Operator that the Hotel Unit has (or shall shortly have) insufficient funds to properly operate the Hotel Unit, Owner shall provide such funds as Operator deems necessary in its reasonable discretion to be expended under this Agreement for the operation of the Hotel Unit to the extent provided in this section.

          (c) If Owner does not provide such funds within said ten (10) days, Operator shall have the right (but not the obligation) to provide such funds, for which it will be reimbursed by Owner out of Owner's separate funds (not those of the Hotel Unit) with interest at a floating rate of interest equal to the prime or base rate of

               Citibank, N.A., New York, plus four (4) percentage points.

          (d) If Operator is not reimbursed as described in subsection (c) above, within ten (l0) days after Operator so provides such funds and notifies Owner of same, Operator may reimburse itself (with interest as aforesaid) out of Gross Revenues, such interest not to be an Expense.

          (e) In addition to the foregoing, Operator shall also have the right, in the event of the failure by Owner timely to make any payment required by the provisions of this Section 3.4 to be made by it, to elect to terminate this Agreement upon thirty (30) days prior written notice to Owner, and unless such payment is made within twenty (20) days of the giving of such notice, this Agreement shall (at the option of Operator) thereupon terminate and come to an end.

          (f) The aforementioned rights of reimbursement and termination shall be in addition to any other rights which Operator may have with respect to any provision of this Agreement or otherwise, including without limitation the right of Operator to seek, by any legal means, repayment from Owner for any funds which Operator provides under the provisions of Section 3.4(c).

     3.5. To the extent of Gross Revenues and moneys provided by Owner or on behalf of Owner, Operator will make disbursements in the manner and to the extent provided in this Agreement, directly to the obligees thereof.

     3.6. Operator shall be entitled to charge reasonable amount(s) as an Expense(s) for any services provided to the Hotel by Sonesta's in-house executives and/or staff, which services would have been provided by third parties had such executives and/or staff not been available, provided such charge(s) are competitive with non-Affiliates providing similar services, with due regard to quality and timing of delivery, and provided further that the charges are consistent with the Annual Plan. Such services may include, without limitation, advertising, public relations, purchasing, design, specialized training, and computer programming and installation. Operator shall not, without Owner's consent, receive any rebates, commissions, adjustments in connection with purchases for accounts other than Owner's, or other benefits as a result of purchases on Owner's behalf unless a proportionate amount of such benefits or rebates is passed along to Owner. Additionally, Operator shall, at the request of Owner, provide Owner with information reasonably requested by Owner in connection with any goods, services or materials acquired for the Hotel from Affiliates or suppliers of Operator.

     3.7. Once per month or more frequently as reasonably requested by Owner, the Hotel General Manager shall meet at the Hotel Unit with Owner and/or Owner's representative(s), at a mutually convenient time, to discuss Hotel operations. Operator agrees to also make other key staff members available for such meeting, as reasonably requested by Owner.

     3.8. In accordance with Section 5.12 of this Agreement, Operator shall be responsible for and fund in a prompt manner any Operating Shortfall such that the operations of the Rental Program shall not be disturbed or impaired.

     3.9. To promptly pay all Expenses in a manner consistent with customary business practices within the hotel industry.

                                   ARTICLE IV
                                ANNUAL STATEMENTS

     4.1. On or before March 31 of each Calendar Year or Fractional Year, Operator shall submit to Owner a profit and loss statement and balance sheet audited by Ernst & Young, Certified Public Accountants, or by such other national firm of independent public accountants as may be selected by Owner from time to time, so long as the same shall be reasonably acceptable to Operator (the "Audited Financial Statements"). Notwithstanding anything to the contrary contained herein, the accountants engaged for purposes of preparing the Audited Financial Statements shall be engaged by Owner and shall perform such work for the Owner and not for the Operator.

          (a) The Audited Financial Statements shall be prepared in accordance with Uniform System (as defined in Section 1.12 hereof), on the accrual basis in accordance with generally accepted principles of accounting applicable to the operation of hotels, (except as this Agreement may otherwise provide), and shall set forth the profit or loss of the operation of the Hotel (including for this purpose the Rental Program) for the prior Calendar Year or Fractional Year.

          (b) The Audited Financial Statements shall set forth in reasonable detail the amounts of the Base, Marketing and Licensing, and Incentive Fees payable to Operator.

     4.2. (a) Operator shall keep or cause to be kept, for the account of Owner, complete and adequate books of account and other records reflecting the results of occupancy and operation of the Hotel in accordance with the Uniform System and generally accepted principles of accounting consistently applied and applicable to the operation of hotels. Owner may, at its own expense and through its duly appointed agents, inspect such books and records at reasonable times and during normal business hours. All such books and records shall belong to Owner and the same shall be delivered to Owner upon expiration or earlier termination of this Agreement.

          (b) If Owner questions any of the amounts for any period as shown by the Audited Financial Statements, or the computations used in determining the same, and if Owner and Operator are unable to agree thereon, then the matter in dispute shall be submitted for a binding decision to a Certified Public Accountant (other than the Accountant) selected by the parties hereto. If Owner and Operator shall be unable to agree on the selection of a Certified Public Accountant for this purpose within ten (10) days after their failure to agree upon Owner's questions, the matter shall be referred to arbitration pursuant to the provisions of ARTICLE XII hereof. Notwithstanding anything herein contained to the contrary, Owner shall, absent manifest error, be conclusively deemed to have accepted the said accounts and the accuracy thereof as shown in any Audited Financial Statements, and the computations used in determining the same, unless Owner, within sixty (60) days after the receipt of any such Audited Financial Statements, notifies Operator that Owner questions the amount of such items shown thereon or the computations used therein and specifies the items or other computations which Owner questions.

                                    ARTICLE V
                             OBLIGATIONS OF OPERATOR

     5.1. Operator covenants and agrees to perform and carry out the following, in the name and for the account of Owner, and subject to Section 3.4:

          (a) To keep the Hotel Unit (at all times during the Term), and the Association Property, Common Elements and Limited Common Elements of the Condominium, as such terms are defined in the Declaration (but only for so long as Operator shall also be the manager of the Condominium Association), insured against damage or loss by fire, flood and casualties covered by the broad form, comprehensive perils (all risk subject to standard exclusions and limitations) on a replacement cost basis, in an amount equal to at least the full replacement value thereof (less any customary "deductible" amount), and to deliver certificates of such insurance to Owner and the Condominium Association (if applicable) promptly upon obtaining such insurance. Such policies and all other policies obtained by Operator pursuant to this Agreement shall be written to insure Owner and Operator, and (if applicable) the Condominium Association and Condominium Unit Owners, and such other parties as Owner may reasonably request, as their respective interests may appear; the proceeds thereof shall be payable in case of loss to Owner's mortgagee(s) or a commercial bank trustee and shall be released in accordance with the provisions of ARTICLE VIII. To the extent that Operator is not the manager of the Condominium Association, Operator shall, if requested by Owner, use reasonable diligence (recognizing that Operator may not have the legal authority to influence the Condominium Association's decisions) in causing the Condominium Association to obtain the coverages described herein on behalf of the Association.

          (b) To maintain a policy or policies of comprehensive general liability insurance, including primary and umbrella layers of coverage, indemnifying Owner and Operator against all claims and demands (less any customary "deductible" amounts), for any personal injuries to, or death of, any person(s) and for damage to or destruction or loss of property, which may have (or be claimed to have) occurred in, on or in connection with the operation of the Hotel, in amounts not less than Twenty-Five Million Dollars ($25,000,000.00) for injury to or death of one person and Twenty-Five Million Dollars ($25,000,000.00) for injury to or death of more than one person in any single occurrence, and for not less than Five Million Dollars ($5,000,000.00) for damage to or destruction or loss of property. Such limits shall be increased (or decreased) from time to time by Operator as prudence dictates or as Owner reasonably directs.

          (c) To maintain and keep current such of the following types of insurance, at such times and in such amounts as Operator shall deem necessary or advisable, or as Owner reasonably directs, if such insurance is available on usual terms and at customary rates consistent with industry standards:

               (i) Elevator liability insurance, and insurance against theft of or damage to guests' property;

               (ii) Worker's compensation, employer's liability or similar insurance;

               (iii) Rental value and use and occupancy insurance against loss or damage by fire and the hazards included in an extended coverage endorsement;

               (iv)   Boiler and machinery insurance;

               (v)    Comprehensive crime bond;

               (vi) Innkeeper's insurance (to the extent not otherwise covered);

               (vii) Automobile, bodily injury and property damage liability and physical damage insurance;

               (viii) Insurance as is carried by other hotels in the Sonesta
                      Group, where the nature of the business and the geological and climatic nature of the area where the Hotel is located makes the same appropriate.

          (d) Operator shall cooperate in obtaining such additional insurance coverages as Owner may advise Operator in writing that Owner reasonably requires, pursuant to the Declaration or otherwise, provided, however, Operator shall not be obligated to obtain any such coverage if in the exercise of Operator's reasonable business judgment Operator does not believe such insurance is appropriate for the Hotel and Operator advises Owner of the same in writing. Owner or Operator may submit any disagreement regarding insurance coverage to arbitration in accordance with the terms of ARTICLE XII of this Agreement but Operator shall not be required to obtain or maintain any insurance coverage, the appropriateness of which has been submitted to arbitration, pending a determination of the arbitration proceeding provided that appropriateness of such insurance has been challenged in good faith.

          (e) Operator may maintain any insurance permitted or required by this Agreement under a blanket policy covering the Hotel and other properties in the Sonesta Group. The premiums for any insurance maintained under blanket policies shall be at least at market rate and may be allocated by Sonesta on a reasonable basis, among the various properties covered by said policies. Operator will deliver to Owner certificates of all such insurance promptly upon obtaining such insurance. Owner's mortgagees shall be reflected on such policies in accordance with the applicable loan documents, as requested by Owner in writing. All insurance policies permitted or required to be obtained by Operator pursuant to this Agreement shall be issued with insurers having an A.M. Best Rating of A- or better unless otherwise agreed to by Owner in its sole and absolute discretion.

          (f) Any dispute between Owner and Operator as to full replacement value shall be determined at the expense of the Hotel Unit by an appraiser selected by them jointly. The determination of the appraiser so selected shall be binding upon both parties until changed by subsequent appraisal, which may be required by either party within three (3) years after an appraisal has been made in accordance with this provision. If the parties are unable to agree upon an appraiser within thirty (30) days after the request by one of them for such agreement, the matter may be submitted for arbitration under the provisions of ARTICLE XII hereof.

          (g) Provided Operator maintains the insurance coverages required pursuant to the terms of this Agreement or as otherwise agreed to by Owner, and notwithstanding any provision in this Agreement to the contrary, Operator shall not be liable to Owner or any other party for damages in connection with its failure to obtain or maintain levels or types or classes of insurance coverage sufficient to satisfy the cost of any casualty, claim, award, judgment, etc. If Operator is unable to obtain or maintain the insurance coverages set forth in, or otherwise required pursuant to, this Agreement at commercially reasonable rates, Operator shall not be liable to Owner in connection with its failure to obtain or maintain such insurance coverages so long as Operator promptly notifies Owner of the same and no contrary determination with respect to such insurance has not been reached pursuant to an arbitration proceeding in accordance with ARTICLE XII of this Agreement.

          (h) Any insurance permitted or required by this Agreement to be obtained by the Operator may be obtained by the Owner in its discretion upon notice to the Operator prior to Operator obtaining such insurance or prior to Operator's renewal of the same, but only if Owner is able to obtain such insurance on the same or equivalent terms as Operator would have obtained and at a lower cost to the Hotel than otherwise obtainable by Operator.

     5.2. (a) To pay when and as the same are due and payable (with the right to pay the same in installments to the extent permitted by law subject to Owner's prior approval), all real estate taxes, personal property taxes and betterment assessments levied or assessed on or against the Hotel Unit or any portion thereof for any fiscal period of the taxing authority, all or any part of which period is included in the term of this Agreement. The unreimbursed portion of any such amount which is applicable to the term of this Agreement shall be an Expense.

               The portion not so applicable shall be repaid to Operator by Owner out of its separate funds upon demand, but if Owner does not pay such portion within fifteen (15) days of such demand, Operator shall be entitled to recover the same in accordance with the provisions of SECTION 3.4 hereof.

          (b) Owner, or Operator in Owner's name, may in good faith at any time contest the validity or the amount of any such tax or assessment, and any refund or rebate shall be a reduction of the Expenses for the year in which such refund or rebate was received. Expenditures in any contest hereunder shall be Expenses.

     5.3. To keep and maintain the Hotel in good operating order and first class condition subject to reasonable use and wear, fire or casualty, and subject to the provisions of Section 5.5, and not to commit waste upon the Hotel.

     Notwithstanding anything in this Agreement to the contrary, if any "structural repairs, alterations or changes" (as such phrase is defined below) in or to the Hotel Unit shall be required by reason of any Structural Defects (as such term is defined below), such repairs, alterations or changes shall be made and such defects shall be cured by Owner (or, at Owner's request, by Operator as Owner's agent) and paid for out of the Capital Reserve Account (if such funds are available and not allocated for other purposes) or from funds charged or assessed to Condominium Unit Owners pursuant the terms of the Declaration as Hotel Shared Costs.

     To the extent that funds are to be furnished by Condominium Unit Owners pursuant to the Declaration as Hotel Shared Costs for payment of the items described in the preceding paragraph and such funds have not been received by Operator, the obligation of both Owner and Operator to perform the foregoing repairs, alterations or changes shall be delayed until such funds are received by Operator, unless the repairs, alterations or changes in question are of an emergency nature or are required for purposes of compliance with applicable law. In the event that the foregoing repairs, alterations or changes are required to be made prior to Operator's receipt of assessed funds from the Condominium Unit Owners as provided in the preceding sentence, Operator shall advance as a loan the funds otherwise not received from Condominium Unit Owners (other than Owner's portion of the Hotel Shared Costs as the owner of the Hotel Unit as provided in the Declaration, the "OWNER'S HOTEL SHARED COST PORTION") for purposes of performing such repairs, alterations or changes up to a total maximum outstanding amount of $300,000 at any one time (including any then outstanding amounts loaned by Operator in relation to Capital Refurbishing Programs pursuant to the first paragraph of SECTION 5.9(B) hereof). Any such loan by Operator shall bear interest (compounded annually) at a floating rate of interest equal to the prime or base rate of Citibank, N.A., New York, plus one percentage point, from the date that such funds are advanced by Operator until repaid from subsequent amounts collected by the Operator from Condominium Unit Owners pursuant to the enforcement of remedies contained in the Declaration or from amounts credited to the Capital Reserve Account for subsequent months pursuant to SECTION 5.7 hereof.

     Owner's Hotel Shared Cost Portion assessed by Operator for purposes of repairs, alterations or changes for the items described in the preceding paragraphs and any amounts not required to be loaned by Operator as provided above, shall be funded first out of the Hotel's Gross Revenues and treated as an Expense hereunder (to the extent of available Gross Revenues therefor), and thereafter through Owner's own funds.

     For purposes of this Agreement, the phrase "structural repairs, alterations or changes" shall be those which involve or affect the concrete and cement elements (functional and decorative), and any supporting steel or wooden elements of the Hotel Unit, including (without limitation) all pilings, columns, beams, joists, slabs, walls, roofs, decks, facades, balconies and planters. For purposes of this Agreement the term "STRUCTURAL DEFECTS" shall include, without limitation, cracking, heaving, buckling, abnormal movement and other signs of distress as well as inadequate anchorage, inability to withstand a computed load which the element was or should have been designed to withstand and, for the purposes hereof, ineffective waterproofing in any area of the Hotel Unit.

     5.4. To use reasonable good faith efforts to comply with all federal, state and local laws and ordinances affecting the use of the Hotel; provided that Operator's obligation shall be subject to the limitations contained in Section
5.3 hereof. With respect to any alleged violation of any such laws or ordinances, Operator, after notice to Owner, shall have the right to contest the allegation in the name of Owner and postpone compliance pending the determination of such contest, if permitted by law.

     5.5. Upon the expiration or earlier termination of this Agreement, or on the cessation of its operation of the Hotel, to yield up to Owner the Hotel Unit (including all replacements and additions thereto made after the commencement of this Agreement) in the same condition in which it was received, or may be put in, excepting reasonable wear and tear and damage by fire or casualty and subject to the provisions of Section 5.3. Operator shall, at that time, also turn over petty cash and other funds, accounts, books and records, combinations, computer records (and passwords), including hard copies and electronic media in a non-proprietary format to Owner. In connection with any such termination of this Agreement, Operator and Owner shall cooperate in effecting an orderly transition to new management.

     5.6. Owner or its agents shall be welcome in and upon the Hotel to examine the condition thereof, at all reasonable times; provided, however, that such entry shall in no way interfere with the operation of the Hotel.

     5.7. Operator shall create a separate book account ("Capital Reserve Account") and, monthly, shall credit to said account out of Gross Revenues attributable to the Hotel Unit an amount determined by Operator and reasonably approved by Owner, on a annual basis in conjunction with the Annual Plan (or more frequently as reasonably deemed necessary by Operator and approved by Owner pursuant to an amendment to the Annual Plan), which shall be sufficient to fund:
(i) Condominium assessments allocated to the Hotel Unit for the cost of capital replacements or additions to the common elements of the Condominium as described in the Declaration, and (ii) the portion of capital additions and replacements in and to the Hotel Unit which are not funded pursuant to Section 12.1 of the Declaration, including, without limitation, those "structural repairs, alterations or changes" (as such phrase is defined in Section 5.3 hereof) in or to the Hotel Unit required whether by reason of ordinary use and wear, or by any laws, ordinances, rules, regulations or orders of any governmental or municipal authority, or otherwise. Any amount not expended for these purposes shall be carried forward to subsequent periods. Notwithstanding the foregoing provisions of this Section, the parties acknowledge the following:

          (a) The budget for capital additions and replacements for the Hotel Unit for each Calendar Year (or Fractional Year) is based on revenue projections made prior to the beginning of the year and actual revenues will be different; and

          (b) Capital additions are made during the year before the actual revenues for the Hotel Unit for the year are known;

therefore, the parties agree that Operator shall be deemed to have properly performed its obligations hereunder if the amount actually spent for capital additions and replacements in and to the Hotel Unit in a Calendar Year (or Fractional Year) does not exceed the higher of (a) the applicable percentage of such originally forecasted revenues or (b) the applicable percentage of actual revenues achieved for capital additions and replacements. The amount actually spent or incurred by Operator for capital additions and replacements, in and to the Hotel Unit, either under (a) or (b) above or by agreement of the parties, for a Calendar Year (or Fractional Year) shall be deemed to be the amount allocated to the Capital Reserve Account under this Section.

     5.8. Within fifteen (15) days after the end of each calendar month, to provide Owner with monthly financial statements regarding the operation of the Hotel, which statements shall contain the information specified in Exhibit 5.8 attached hereto and incorporated herein and a balance sheet.

     5.9. The following provisions shall control the parties' obligations with respect to the Annual Plan:

          (a) Operator shall submit to Owner not later than forty-five (45) days before the beginning of each Calendar Year or Fractional Year (except as otherwise agreed to by Owner in its sole and absolute discretion) a proposed Annual Plan for the Hotel, which shall include a marketing plan and a repairs and maintenance budget, and otherwise contain the information referenced in Exhibit 5.9(a) attached hereto and incorporated herein. Commencing with the budget for the second year of operations of the Hotel, Operator shall include a line item in the annual budget for purposes of funding a reserve in a sufficient amount, based on Operator's experience and past practice, to cover any unpaid portion of the Hotel Shared Costs by the Condominium Unit Owners. The funding of the foregoing reserve shall be a part of the Hotel Shared Costs. If required by an institutional mortgage lender, and with appropriate advance notice to Operator, Operator shall submit the Annual Plan to Owner earlier than 45 days prior to the beginning of a Calendar Year.

          (b) Operator shall submit to Owner at the same time as it submits the Annual Plan or as part of the Annual Plan (except as otherwise agreed to by Owner in its sole and absolute discretion), and at such other times as Operator deems appropriate, details of proposed capital refurbishing programs (including those items described in Section 5.7 hereof, the "Capital Refurbishing Programs") for Owner's approval, provided, however, that in the event, Owner does not give its approval to the proposed Capital Refurbishing Programs within twenty (20) business days, those areas of the Hotel Unit affected by the failure of Owner to approve such capital refurbishing, including services provided therein, shall be excluded in any determination of whether Operator is in default of its obligations to operate the Hotel Unit as a high quality hotel insofar as the physical characteristics of the Hotel Unit and the replacement of Furnishings and Equipment, Specialized Hotel Equipment and fixtures in the Hotel Unit would impair Operator's ability to meet that obligation. Any dispute as to the necessity to implement any such Capital Refurbishing Program, or any portion thereof, in order to so operate the Hotel Unit shall be resolved by arbitration pursuant to ARTICLE XII. Operator shall provide funds for any such Capital Refurbishing Program by special assessment to Condominium Unit Owners as a Hotel Shared Cost, and through an allocation of a portion of Gross Revenues or from the Capital Reserve Account to the extent such costs (or any portion thereof) are not assessable or capable of being lawfully charged to Condominium Unit Owners pursuant to the Declaration. In the event that there are insufficient funds in the Capital Reserve Account for purposes of implementing the Capital Refurbishing Program due to failure of the Condominium Unit Owners to pay their portion (or a part thereof) of the Hotel Shared Cost assessment with respect to the Capital Refurbishing Program in accordance with the Declaration (other than failure of Owner to fund the Owner's Hotel Shared Cost Portion of the same), the Operator shall fund any such deficiency as a loan to Owner up to a total maximum outstanding amount of $300,000 at any one time (including any then outstanding amounts loaned by Operator in relation to structural repairs, alterations or changes pursuant to Section
               5.3 hereof). Any such loan by Operator shall be repaid from amounts credited to the Capital Reserve Account for subsequent months pursuant to Section 5.7 hereof, and shall bear interest (compounded annually) at a floating rate of interest equal to the prime or base rate of Citibank, N.A., New York, plus one percentage point, from the date that such funds were advance by Operator until repaid in accordance herewith.

          (c) Owner's Hotel Shared Cost Portion assessed by Operator for purposes of implementing the foregoing Capital Refurbishing Programs shall be funded first out of the Hotel's Gross Revenues and treated as an Expense hereunder (to the extent of available Gross Revenues therefor), and thereafter by Operator as a loan, which loan shall bear interest (compounded annually) at a floating rate of interest equal to the prime or base rate of Citibank, N.A., New York, plus one percentage point and shall be repaid from amounts credited to the Capital Reserve Account for subsequent months pursuant to Section 5.7 hereof. No amounts loaned by Operator pursuant to this paragraph shall be included for purposes of calculating the total maximum outstanding amount of loans required from Operator pursuant to the immediately preceding paragraph and Section 5.3 hereof.

          (d) Any amounts in excess of those required to be loaned by Operator as provided in this section shall be Owner's responsibility and shall be funded first out of the Hotel's Gross Revenues and treated as an Expense hereunder (to the extent of available Gross Revenues therefor), and thereafter through Owner's own funds.

          (e) Owner shall notify Operator in writing of any and all comments Owner has regarding the Annual Plan, or of its approval or its disapproval of the Annual Plan, not later than twenty (20) business days after receipt thereof. If no such notice is given by Owner within such twenty (20) day period, then Owner shall be deemed to have approved of the Annual Plan as submitted by Operator. If Owner disapproves of all or any portion of the Annual Plan within such twenty (20) day period, Owner shall furnish Operator with detailed reasons for its objections to the Annual Plan and Owner and Operator shall attempt to agree in respect of the items to which Owner objects within twenty-one (21) days after notice of disapproval has been given, and if such agreement is not reached before such time, then either of the parties may refer the matter to arbitration pursuant to the provisions of ARTICLE XII hereof. Pending the arbitration decision, the undisputed parts of the Annual Plan submitted by the Operator shall be deemed to be the approved Annual Plan for the Calendar Year insofar as those parts are concerned and the disputed parts shall be dealt with as follows:

               (i) if an Expense item appeared on the Annual Plan for the preceding Calendar Year, that item shall be adjusted based on increases in the Index relative to the previous year and shall be deemed to be part of the Annual Plan for the Calendar Year, and

               (ii) for all other items, comparable provisions covering the disputed items which appear in other approved annual plans for similar hotels or resorts managed by Operator or its Affiliates shall be deemed to be part of the Annual Plan for the Calendar Year.

          (f) Notwithstanding any of the foregoing, Owner acknowledges that, despite Operator's experience and expertise in relation to the operation of hotels and resorts, the projections contained in each Annual Plan are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond Operator's control.

     5.10. If any major category of income or expense for operations during any year shall be materially different from the results envisioned by the approved Annual Plan for such year, Operator shall (except as otherwise agreed to by Owner in its sole and absolute discretion) submit revisions to the Annual Plan for the remainder of such year, in reasonable detail, which revised Annual Plan shall be subject to approval of the Owner in the same manner as the original Annual Plan and shall be subject to arbitration if the revised Annual Plan shall not be approved by Owner. "Materially different" shall mean as to any major category of income a decrease of more than fifteen percent (15%) that is not offset by a corresponding decrease in expenses and as to any major category of expense an increase of more than fifteen (15%) that is not offset by a corresponding increase in revenues.

     5.11. To pay the Owner's Return to Owner in accordance with this Agreement on a quarterly basis in four (4) installments within thirty (30) business days after the end of each calendar quarter.

     5.12. Operator shall be responsible for funding Operating Shortfalls; provided, however, to the extent an Operating Shortfall exists as to any Operating Year (or any portion thereof, with respect to the last Operating Year of the Hotel, if any), Owner shall pay to Operator with respect to such Operating Year (or any portion thereof, with respect to the last Operating Year of the Hotel, if any), out of Owner's separate funds, the lesser of (i) the amount of such Operating Shortfall, or (ii) the amount of any equipment lease payments, plus the cost of auditing the Annual Statements delivered by Operator to Owner pursuant to Section 5.16 hereof if such an audit is required by either party pursuant to Section 5.16 hereof. Any such payment from Owner to Operator shall be made on or before fourteen (14) days following Owner's receipt of the Annual Statements delivered by Operator and accepted by Owner pursuant to
Section 5.16 hereof for such Operating Year (or any portion thereof, with respect to the last Operating Year of the Hotel, if any), and if such payment (or any portion thereof) is not paid by said date, then Operator may (but shall not be obligated to) make such payment to itself and treat same as an advance pursuant to subsections 3.4(b) and (c) hereof.

     5.13. Unless otherwise agreed to by Owner and Operator, Operator shall operate a shuttle bus between the Hotel Unit and Sonesta Beach Resort, in Key Biscayne, Florida, pursuant to an Agreement between Operator and Florida Sonesta Corporation (the General Partner of Sonesta Beach Resort Limited Partnership), the terms of which shall be agreed upon by the parties after execution hereof and shall be subject to Owner's prior consent. So long as the guests of the Sonesta Beach Resort are not allowed to use the shuttle bus, all expenses incurred in operating the shuttle bus shall be Hotel Shared Costs or, if not chargeable as Hotel Shared Costs for any reason, an Expense. In the event that the guests of the Sonesta Beach Resort are allowed to use the shuttle bus, Owner, Operator and Florida Sonesta Corporation shall agree on a reasonable allocation of the expenses incurred in operating the shuttle bus between the Hotel and the Sonesta Beach Resort.

     5.14. Operator shall use good faith efforts to cause the enforcement of Owner's rights and to carry out Owner's responsibilities under the Rental Agreements.

     5.15. To provide to Owner the Loans described in the Loan Term Sheet in accordance with the terms thereof.

     5.16. Within thirty (30) days after the end of each Operating Year, to provide Owner with an annual financial statement regarding the operation of the Hotel for the immediately preceding Operating Year, which statements shall contain the information specified in Exhibit 5.8 attached hereto and incorporated herein but on an annual basis and a balance sheet (the "Annual Statements"). Upon receipt of the Annual Statements by Owner, Owner shall have thirty (30) days to review the Annual Statements. In the event that Owner questions any matter shown in the Annual Statements within such thirty (30) day review period, either party shall have the right to require that the Annual Statements be audited in accordance with the provisions in Section 4.1 hereof. Upon Owner's receipt of the foregoing audited Annual Statements, the provisions of Section 4.2(b) hereof shall apply to Owner's review of, and objection to, or acceptance of, the same, including, without limitation, Owner's right to arbitrate any dispute in relation thereto.

                                   ARTICLE VI
                          ADDITIONAL COVENANTS BY OWNER

     Owner further covenants and agrees:

     6.1. That other than with respect to the Encumbrances permitted pursuant to
Section 6.2 below, Owner shall remove, discharge or bond promptly any and all liens suffered to be placed on the Hotel Unit or any part thereof, not caused by Operator, in order that the possession of the Hotel Unit by Operator shall not be disturbed.

     6.2. (a) Until the Loans have been repaid in full, Owner shall incur no encumbrances, easements, liens, covenants, charges, burdens, claims, restrictions or other rights of third persons ("ENCUMBRANCES") with respect to the Hotel Unit, except for (i) the construction loan which is secured by a mortgage encumbering Owner's interest in the Hotel Unit (as to which an agreement providing that the Operator shall not be disturbed following foreclosure or deed-in-lieu of foreclosure has been or shall be obtained in accordance with SECTION 13.16 hereof; the "CONSTRUCTION LOAN"), and (ii) customary easements in favor of utility providers or governmental bodies or other routine Encumbrances arising in the development and construction process which do not impair the operation of the Hotel or the suitability or desirability of the Hotel Unit for its intended purpose.

          (b) After the Loans have been repaid in full and, thereafter, until termination of this Agreement (by expiration of the Term or otherwise), to incur no Encumbrances with respect to the Hotel Unit, including rights and obligations secured thereby, except for the Construction Loan and other mortgages of Owner's interest in the Hotel Unit where a nondisturbance agreement in favor of Operator has been obtained pursuant to Section 13.16 hereof and those described in Section 6.2(a)(ii), which Encumbrances may have more than a de minimus adverse effect on or impair in more than a de minimus manner, Operator's management of the

               Hotel pursuant to this Agreement; provided, however, financing or leasing secured by the Hotel Unit or any of the contents of the Hotel Unit shall not, in and of itself, be deemed to have such an effect.

     6.3. Not to do or fail to do anything that would violate the terms, covenants, conditions and obligations to be made, kept, observed or performed by Owner under any concession, security instrument or other agreement in respect of the Hotel Unit or any property relating to the Hotel Unit that would adversely affect the operation of the Hotel Unit.

     6.4. To provide adequate Working Capital as of the Commencement Date in the amount set forth in the approved Pre-Opening Budget, although it is contemplated that such Working Capital will be funded from the proceeds of the Pre-Opening Loan.

     6.5. To pay the Pre-Opening Expenses out of its separate funds (not those of the Hotel Unit) directly to the obligees (whether they be Sonesta, Operator or third parties) within ten (10) days after Operator gives Owner written notice of the amount thereof together with any supporting statements submitted by such obligees, provided, however, such expenses will be funded from the proceeds of the Pre-Opening Loan.

     6.6. To make available to the Operator sufficient parking within the Hotel Unit at no more than market rate for the operation of the Rental Program and the Hotel Unit.

     6.7. To perform such acts and execute such documents as may be necessary to enable Operator to assess and collect, on behalf of Owner, the Hotel Shared Costs and to enforce such rights and remedies with respect to the collection thereof as are granted to the Owner in the Declaration.

     6.8. To use diligent efforts to obtain, with Operator's cooperation, the licenses and permits required in the operation of the Hotel which are listed in
Exhibit 3.2(o) attached hereto prior to the Soft Opening Date.

     6.9. To cooperate in good faith with Operator to obtain the licenses and permits required in the operation of the Hotel which are listed in Exhibit 3.2(n) attached hereto prior to the Soft Opening Date.

     6.10. To make the payment to Operator referenced in Section 5.12 hereof.

                                   ARTICLE VII
                              REMUNERATION AND FEES

     7.1. As remuneration for its services hereunder Operator shall be entitled to the following fees, at the time and in the manner hereafter provided:

          (a) A "Base Fee" equal to three (3%) percent of Gross Revenues, payable on the tenth (10th) day of each month in arrears;

          (b) A "Marketing and Licensing Fee" equal to two (2%) percent of Gross Revenues, payable on the tenth (10th) day of each month, in arrears, as a contribution to Sonesta's marketing overhead; and

          (c) An annual "Incentive Fee" equal to twenty-five (25%) percent of Net Operating Profit, as defined in Section 1.24.

     Operator hereby acknowledges that the Management Fee (as defined in the Rental Agreements) payable to the Operator under the Rental Agreement is included within the Base Fee and Marketing and Licensing Fee described above, and that Operator shall not be entitled to collect the Management Fee (as defined in the Rental Agreements) under the Rental Agreement in addition to the Base Fee and Marketing and Licensing Fee described herein.

     7.2. Provided the Annual Plan for the current year indicates that Net Operating Profit will be sufficient to cover the Owner's Return, the Incentive Fee shall be paid quarterly in four (4) installments throughout the Term, twenty-five (25) days following the end of each calendar quarter. As the result of the payment of such annual Incentive Fee on a quarterly basis, the parties acknowledge that subsequent months' operations may make the amount of such Fee previously paid result in an overpayment or underpayment on a year-to-date basis. In such event, an appropriate adjustment shall be made against current payments to Operator and Owner. If at the end of a year there is an overpayment, Operator shall promptly repay such overpayment.

     7.3. Operator shall have the right to waive the receipt of any of the fees referenced in Section 7.1 in order to increase Net Operating Profit for purposes of paying the Owner's Return.

                                  ARTICLE VIII
                           DAMAGE BY FIRE OR CASUALTY

     8.1. Subject to the rights of any mortgagee to receive and apply available insurance proceeds to discharging Owner's indebtedness, Operator, as agent for Owner, shall repair, restore, rebuild and replace any damage to the Hotel Unit, caused by fire or insured casualty to the extent of (i) available insurance proceeds and (ii) funds otherwise available to Owner (i.e. as a loan(s) on reasonable terms). Operator shall negotiate the adjustment of the insurance loss, in consultation with Owner, and Owner shall consent to any adjustment agreed to, reasonably and in good faith, by Operator; provided, however, if the insurance loss claimed is greater than $100,000, (as adjusted pursuant to the Index), Owner shall be entitled to participate directly in such negotiation and if the amount of the adjustment is (i) more than $250,000 (as adjusted pursuant to the Index) or (ii) less than the sum of (a) the costs of repairs plus (b) any applicable deductible, such adjustment shall require Owner's prior approval. Any insurance proceeds to which Owner is entitled shall be delivered to and held by a mortgagee or commercial bank trustee, in a separate interest-bearing account, to be applied to the cost of such work. In the event that a third party adjuster is to be engaged by the Operator under this Section, Operator's selection of such third party adjuster shall be subject to Owner's prior approval.

     8.2. If more than 50% of the Hotel Unit shall be damaged so that it is not useable as a resort hotel, Owner shall have no obligation to Operator to rebuild that portion of the Hotel, in which event Operator shall have the right to terminate this Agreement on ninety (90) days notice to Owner.

     8.3. Operator's fees, including without limitation the fees described in
ARTICLE VII, shall continue to be paid to Operator following a casualty and shall be based on the revenues realized for the most recent comparable period(s) of a calendar year in which there occurred no extraordinary event (such as a casualty).

     8.4. Notwithstanding anything to the contrary in this Agreement, the rights of Operator pursuant to this Article shall be modified as necessary or appropriate to enable Owner to comply with the Declaration and to avoid legal liability in connection with the handling of casualty losses arising from reasonable claims by, or the rights of, Condominium Unit Owners and their mortgagees.

                                   ARTICLE IX
                                  CONDEMNATION

     9.1. If all or any portion of the Hotel Unit shall be taken or condemned in any eminent domain, condemnation, or like proceeding by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in Operator's reasonable opinion, to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then in either event this Agreement shall cease and terminate as of the date upon which the parties shall be required to surrender possession. Any award for such taking or condemnation, or any portion thereof, which Owner may receive shall be deposited promptly into and held in an escrow account in the name of Owner and Operator. After the payment of all institutional mortgages with respect to the Hotel Unit and, if so required by the Declaration, after payment of all institutional mortgages with respect to all Residential Units and the Commercial Unit and payment to Residential Unit Owners and to the owner of the Commercial Unit of their share of the award as required by the Declaration, Owner shall pay to Operator any and all unpaid fees and costs. The termination of this Agreement pursuant to the terms of this paragraph shall not excuse Owner from obligations hereunder which accrued prior to termination.

     9.2. If only a part of the Hotel Unit shall be taken or condemned, and Operator does not terminate this Agreement under Section 9.1, Owner shall repair any damage or alter or modify said part of the Hotel Unit, so as to render it a complete and satisfactory architectural unit of the type and class immediately preceding the taking or condemnation in accordance with plans and specifications approved by Operator to the extent of available funds.

     9.3. Notwithstanding anything to the contrary in this ARTICLE IX, the obligations of Owner under this Article IX shall be qualified to the extent necessary to allow compliance with the Declaration, which as of the date of execution hereof provides that in the event of a condemnation of all or a portion of the Shared Components (as such term is defined in the Declaration) within the Hotel Unit where repair of any damage or modification of the Hotel Unit is feasible and the cost of the same is $1,000,000 or less, Owner shall repair or modify the same in accordance with the provisions of the Declaration. The Owner hereby covenants that so long as Owner controls the Condominium Association, Owner shall not amend the condemnation provisions in the Declaration without Operator's consent.

                                    ARTICLE X
                        TERMINATION OF AGREEMENT BY OWNER

     10.1. If one or more of the following events shall occur:

          (a) Except as otherwise provided in subsection (b) below, if Operator shall be in default in the performance of any material term, covenant or condition which this Agreement requires it to perform, and Operator shall fail to cure such default within thirty (30) days after receipt of written notice from Owner specifying such default, or such longer period as may be necessary to cure any such default using due diligence (provided Operator has commenced said cure within thirty (30) days of such notice from Owner and diligently pursues such cure to completion; provided, however, that the cure period regarding payment of the Owner's Return and any other defaults that can be cured through the payment of money, shall be five (5) days); or

          (b) Following Owner's receipt of the audited Profit and Loss Statement for any year which includes a portion of the third Operating Year, and for each Calendar Year thereafter, if Owner has not received the Owner's Target Return for said year, which amount shall be prorated for Fractional Years, and Operator fails to remit the amount of such deficiency to Owner within ten (10) business days following Owner's notice of termination, which notice must be given by Owner to Operator within thirty (30) days of Owner's receipt of the audited Profit and Loss Statement for the preceding Calendar Year;

then, so long as any such event is continuing, Owner may by notice in writing to Operator terminate this Agreement forthwith; provided, however, that following a termination under subsection (b) above, Operator shall continue operating the Hotel pursuant to this Agreement in order to effectuate an orderly transition to a new operator for such period of time as determined by Owner, which shall be no more than nine (9) months but no less than ninety (90) days from the date of termination, and during said period of time (A) Operator shall continue to receive its fees hereunder, and (B) Operator shall have no obligation to fund amounts that would otherwise accrue under SECTIONS 1.26 AND 1.27 of this Agreement or otherwise hereunder after the date of the notice of termination by Owner as provided in this paragraph.

     10.2. If one or more of the following events shall occur, this Agreement shall automatically terminate without notice or any other act from Owner:

          (a) If Operator shall make any assignment of its property for the benefit of creditors; or

          (b) If Operator's interest under this Agreement shall be taken on execution; or

          (c) If Operator files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if a receiver or trustee in bankruptcy shall be appointed to take over the affairs of Operator; or

          (d) If any involuntary petition under any such law is filed against Operator and not dismissed within ninety (90) days thereafter.

     10.3. The rights of termination granted Owner in this ARTICLE X shall be in addition to any other right or remedy that may otherwise be available to Owner, in law or in equity, including without limitation rights to damages or specific performance.

                                   ARTICLE XI
                      TERMINATION OF AGREEMENT BY OPERATOR

     11.1. If Owner shall be in default of the due performance of any term, covenant or condition which this Agreement requires it to perform, and shall fail to cure, correct or remedy such default within the period of time specified in the provision relating to such term, covenant or condition (or, if there shall be none, then within thirty (30) days after written notice from Operator specifying such default), or such longer period as may be necessary to cure any defaults using due diligence, then so long as any such event is continuing, Operator may by notice in writing to Owner terminate this Agreement forthwith.

     11.2. The rights of termination granted Operator in this ARTICLE XI shall be in addition to any other right or remedy that may otherwise be available to Operator, in law or in equity, including without limitation rights to damages or specific performance.

                                   ARTICLE XII
                                   ARBITRATION

     12.1. Any dispute (the settlement of which is not otherwise provided for herein) arising hereunder between Owner and Operator shall be referred for decision to arbitration as follows. Within twenty (20) days of the receipt by one party of written notice from the other requesting arbitration and describing in detail the dispute to be resolved, each party shall choose an arbiter with at least ten (10) years' experience in or in connection with the hotel industry, and both of said arbiters shall together resolve said dispute. In the event that said arbiters have been unable to resolve said dispute within thirty (30) days of the date the last of them was appointed, they shall together select a third arbiter. Within thirty (30) days of the selection of said third arbiter with like experience in or in connection with the hotel industry, said third arbiter shall issue written notice to Owner and Operator choosing the position advocated by either one of the parties' arbiters, without compromise. If the parties' arbiters are unable to agree on a third arbiter within twenty (20) days, then either party may apply to the American Arbitration Association, Miami Office, for the appointment of a third arbiter to decide the dispute. Any arbitration hereunder shall be conducted in Miami, Florida and the arbiters representing the respective parties shall have the opportunity to submit written or documentary evidence and oral testimony for the consideration of said third arbiter.

     12.2. The decision in writing of the third arbiter so selected or appointed shall be final and conclusive upon both parties. The costs and expenses of such arbitration, including the compensation and expenses of such third arbiter, but excluding attorneys' fees, shall be borne by the parties as the arbiters may determine, but failing such determination, as an Expense; provided, however, that if the third arbiter finds that a claim submitted for arbitration was frivolous or that a party's conduct during the arbitration procedure was unreasonable, the party making said claim or conducting itself unreasonably shall bear all such costs and expenses. Either party may apply to any court of competent jurisdiction for an order confirming the award; judgment of the court shall be entered upon the award unless the award is vacated, modified or corrected as provided by law.

     12.3. All arbiters shall be bound by the provisions of this Agreement and shall not have the power to subtract from, add to, or modify same. If requested by either party, an arbitration shall be conducted in accordance with the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (or any similar successor rules) applicable as of the date of the initiation of arbitration.

     12.4. The pendency of arbitration proceedings hereunder shall stay the rights and/or obligations of the parties as to the matter in dispute.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1. Sonesta Marks. In its operation of the Hotel, Operator may utilize trade names or trademarks which in whole or in part may be the same as or similar to the trade names or trademarks used by it, Sonesta or members of the Sonesta Group in connection with the operation of other hotels or resorts ("Sonesta Marks"). Operator shall take such actions as are necessary or appropriate to ensure that it has the right to use the Sonesta Marks in connection with the Hotel. The exclusive rights to the use of the trade names and trademarks will belong to Operator, Sonesta or members of the Sonesta Group, and are not in any way to be considered appurtenant to the Hotel; upon the termination (by expiration or otherwise) of this Agreement, all further rights to the use of any such trade names or trademarks shall remain in Operator, Sonesta or members of the Sonesta Group, and neither Owner nor any other occupant of the Hotel shall have any rights thereto. Owner shall bear the cost of removing any signs referring to such trade names or trademarks from the Hotel upon termination (by expiration or otherwise) of this Agreement; provided, however, that nothing herein is intended to limit Owner's right to collect damages in connection with the cost of removing such items upon termination of this Agreement by Owner due to Operator's breach hereunder. The foregoing shall also apply to any trade names or trademarks of Operator, Sonesta or members of the Sonesta Group which may be hereafter adopted. Any trade names or trademarks in existence on the Commencement Date in connection with the Hotel and belonging to Owner, or thereafter developed specifically for the Hotel, (and not including the trade name "Sonesta"), shall be and remain the property of Owner and upon termination of this Agreement Operator shall have no further rights thereto.

     13.2. No Waiver. No assent, express or implied, by Owner or Operator to any breach of or default in any term, covenant or condition which this Agreement requires to be performed or observed by the other party shall constitute a waiver of or assent to any succeeding breach or default in the same or any other term, covenant or condition hereof.

     13.3. Assignment and Sale.

          (a) Except as expressly otherwise provided, those terms, covenants and conditions which this Agreement requires to be performed and observed by Operator shall be binding upon Operator and its authorized successors and assigns and shall inure to the benefit of Operator and its authorized successors and assigns.

          (b) Either party shall have the right to assign this Agreement to any Affiliate, provided, as to Operator, that any such assignee enjoys the same rights to the Sonesta Marks as Operator enjoyed.

          (c) Owner may transfer its interest in the Hotel to a third party at any time during the Term, so long as (i) such third party transferee assumes this Agreement as part of the transfer, (ii) such third party transferee does not enjoy a bad reputation in its business dealings, and (iii) the transfer and assignment to such transferee will not affect the ability of Operator or the Sonesta Group to obtain or retain liquor and gaming licenses for the Hotel or any other Hotel then operated by the Sonesta Group.

          (d) Neither party shall have the right to make any other assignment of this Agreement or any interest therein, or in the case of Owner to transfer its interest in and to the Hotel Unit, without the prior written consent of the other, provided, however, such consent shall not be required if:

               (i) Such assignment is to and is contemporaneous with a transfer by Owner of its interest in the Hotel, and said transferee does not assume the Owner's obligations under this Agreement but Owner provides Operator with the Right of First Offer described in and completes the transfer in accordance with the terms of Section 13.25 of this Agreement, including the payment of the Termination Fee described therein (if applicable); provided, however, that Owner shall not have the right pursuant to this subsection to transfer its interest in the Hotel to a third party at any time prior to the end of the third year following the Commencement Date;

               (ii) The transfer in question is a transfer of a portion or portions of the Hotel Unit to the Condominium Association, to the extent such a transfer is permitted or otherwise required pursuant to the Declaration, or to the extent required by applicable law, court order or administrative ruling, provided that with respect to transfers which are permitted under the Declaration (but which are not otherwise required thereunder or pursuant to applicable law, court order or administrative ruling), the transfer does not have an adverse economic effect on the Operator's ability to manage the Hotel or materially impair the ability of Operator to manage the Hotel;

               (iii) With respect to an assignment by Operator of this Agreement or any of Operator's rights or duties hereunder, such assignment is by Operator to any person, company or legal entity with which or into which it is being contemporaneously merged or to which it is contemporaneously transferring substantially all of its assets, so long as the surviving entity acquires rights to the Sonesta Marks.

          (e) Nothing in this Agreement express or implied, shall confer upon any person or entity, other than the parties hereto and their authorized successors and assigns, any rights or remedies under or by reason of this Agreement.

          (f) All references to "Owner" and "Operator" throughout this Agreement shall include and apply to their respective authorized successors and assigns; provided, however, that no permitted assignment of this Agreement shall relieve the Assignor of its obligations and liabilities under this Agreement, except with respect to a permitted assignment of this Agreement by Owner in connection with a sale of the Hotel as described in Section 13.3(c) above, or as otherwise agreed by the parties at the time of such permitted assignment.

     13.4. Notices. All notices to Owner shall be addressed to Owner at 2951 S. Bayshore Drive, Suite 217, Miami, Florida 33133, or to such other place as may be designated by written notice to Operator. All notices to Operator shall be addressed to Operator at c/o Sonesta International Hotels Corporation, 200 Clarendon Street, Boston, Massachusetts 02116, Attention: Office of the Treasurer, or to such other place as may be designated by written notice to Owner. Any notice hereunder shall specify the Section(s) of this Agreement to which it applies or under which it is given, if any. Notice shall be sufficient if given by (i) registered mail, postage prepaid, return receipt requested, or
(ii) by overnight courier, provided delivery is evidenced by a written receipt. Notices hereunder shall be addressed to the party at its address as described above, and shall be effective when received. Unless otherwise notified in writing, each party shall direct all sums payable to the other party at its address for notice purposes.

     13.5. Right to Handle Claims. If any claim which is not subject to contest, whether for taxes or otherwise, arising in connection of the operation of the Hotel, shall be asserted against Owner or against the Hotel, or any part thereof, and Operator in good faith shall feel that such claim constitutes an imminent threat to or would otherwise imminently jeopardize or interfere with Operator's operation of the Hotel as herein contemplated, Operator shall have the right to pay such claim on behalf of Owner, being reimbursed in accordance with the provisions of Section 3.4, provided, however, Operator shall have provided prior written notice to Owner of the claim and the imminent threat or jeopardy resulting therefrom, and indicating Operator's intent to pay such claim in the event that Owner does not, 0and shall thereupon provide Owner twenty (20) days from the date of receipt by Owner of the foregoing notice in which to pay such claim or otherwise remove such imminent threat or jeopardy in a reasonable manner.

     13.6. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.

     13.7. Force Majeure. Neither party shall be liable to the other in damages, nor shall this Agreement be terminated, because of any failure to perform hereunder caused by action or inaction of governmental authorities (not caused by the non-performing party), fire, earthquake, flood, explosion, casualty, strike, unavoidable accident, riot, insurrection, civil disturbance, act of public enemy, embargo, war, act of God, inability to obtain labor, material or supplies or any other similar cause beyond its control.

     13.8. Captions. The captions and headings throughout this Agreement and its Table of Contents (if any) are for convenience and reference only, and they shall in no way be held or deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement.

     13.9. Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Operator is requested by the other party in writing, and provided the following legend is set forth in a conspicuous typeface at the top of the first page of such request, with the appropriate period of time inserted, such consent or approval shall be deemed granted unless Owner or Operator (as the case may be) delivers a written denial thereof to the requesting party within ten (10) business days of its receipt of the request. Any such denial must be reasonable and must set forth the reason(s) for denial in reasonable detail. Unless the party from whom consent is sought is granted the right, pursuant to this Agreement, to exercise its sole and absolute discretion as to the matter in question (which is evidenced by words of similar import), any such denial of consent must be reasonable and must set forth the reason(s) for denial in reasonable detail.

     THE CONSENT REQUESTED HEREIN IS GOVERNED BY SECTION 13.9 OF THAT MANAGEMENT AGREEMENT BETWEEN MUTINY ON THE PARK, LTD. AND SONESTA _______________ DATED _________, 2000. THE FAILURE TO DENY THE CONSENT REQUESTED WITHIN __ (BUSINESS) DAYS OF RECEIPT OF THIS NOTICE, TOGETHER WITH AN EXPLANATION OF THE BASIS FOR ANY DENIAL, IF REQUIRED, SHALL BE DEEMED THE GRANT OF CONSENT.

     13.10. Agency. Nothing herein contained shall constitute or be construed to be or create a co-partnership or joint venture between Owner and Operator. For the avoidance of doubt, however, it is recognized and agreed that the agency and powers hereby granted to Operator are and shall be deemed throughout the Term to be coupled with an interest in the Hotel Unit.

     13.11. Invalid Provisions. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if it does not contain such phrases, sentences, clauses or paragraphs.

     13.12. Name of Hotel. The name of the Hotel initially shall be: Sonesta Hotel & Suites, Coconut Grove. Operator shall have the right to change such name, or the name of any portion of the Hotel, from time to time, subject to Owner's prior approval, which shall not be unreasonably withheld.

     13.13. Amounts Owed on Termination. Upon any termination of this Agreement, whether by expiration or under ARTICLE X or otherwise, Owner will forthwith pay Operator all amounts owed to Operator under Sections 3.4 and 4.1, or otherwise, net of amounts of Owner's Return owed by Operator to Owner (pro-rated for any Fractional Year).

     13.14. Recording of Notice. Either party shall have the right to record a notice of this Agreement at the Public Records or other location where instruments pertaining to the title of real estate are filed, provided that the business terms of this Agreement shall not be disclosed in any such notice without the prior consent of both parties.

     13.15. Plans. The Plans and changes thereto which have a Material Adverse Effect (as such term is defined below) on the improvements or their operation shall be subject to Operator's review and approval. Any modifications to the Plans required to be approved hereunder by Operator which are not approved or disapproved in writing, within five (5) business days of receipt of such proposed modifications, with objections stated with specificity, shall be deemed approved by Operator. For purposes of this paragraph, a change or modification shall be deemed to have a Material Adverse Effect on the improvements and their operation if such change or modification: (a) causes any item or feature of the Hotel to be below the standard customary for a four-star hotel, or (b) causes a change in the size, configuration or finish of portions of the improvements in a manner that materially impacts the guest experience or the operation of the Hotel in an adverse manner or materially increases the expense or materially diminishes efficiencies of maintaining or operating the Hotel.

     13.16. Nondisturbance. Notwithstanding any other provision herein, if Owner shall mortgage its interest in the Hotel Unit, Owner shall obtain from any mortgagee a consent and nondisturbance agreement, in form prescribed by the mortgagee and reasonably acceptable to Operator (but in any event in recordable form), by which any such mortgagee agrees not to terminate or otherwise disturb the Operator's operation of the Hotel under this Agreement in the event it acquires control of the Hotel Unit by foreclosure or otherwise as long as Operator is not in default hereunder beyond any applicable cure period. Any such nondisturbance agreement shall contain provisions limiting the liability of the mortgagee with respect to the acts or omissions of Owner prior to the date of transfer. Operator shall, upon written request from Owner, subordinate this Agreement to any mortgagee which delivers such a consent and nondisturbance agreement to Operator.

     13.17. Entire Agreement. This Agreement and the appendices and exhibits annexed hereto contain the entire agreement between the parties and supersede all prior understandings, agreements and undertakings between the parties of any kind or nature, whether written or oral, relating to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by both parties. If, pursuant to the terms of any non-disturbance agreement between Operator and any mortgage lender, such lender's consent is required regarding any modification, amendment, cancellation, termination or assignment of this Agreement ("Amendment/Assignment"), no such Amendment/Assignment shall be effective unless and until any such required lender's consent is obtained in writing. Notwithstanding the foregoing, a termination or cancellation of this Agreement in accordance with the terms hereof shall not be deemed an Amendment/Assignment for purposes of the preceding sentence.

     13.18. Delay in Commencement. In the event that the Commencement Date has not occurred (or cannot, as a practical matter, occur) by December 1, 2002, Operator may terminate this Agreement by written notice to Owner.

     13.19. Time of the Essence. Time is of the essence with respect to Operator's and Owner's respective obligations hereunder; provided, however, that any delay in the performance of any such obligations due to causes set forth in
Section 13.7 shall be deemed to extend the time for performance of such obligations for the period of such delay.

     13.20. Days. Any reference in this Agreement to "days" shall mean calendar days, unless a contrary intent is clearly set forth.

     13.21. Condominium Documentation.

          (a) Use of Name. All references to Operator, any of its Affiliates, or to the Sonesta Marks (as such term is defined in Section 13.1 hereof) in (i) any promotional, marketing, sales, or advertising literature, (ii) any legal documents or agreements, or (iii) in any official documents or instruments to be filed with governmental or municipal departments or offices, shall in all cases be subject to Operator's prior written approval.

          (b)  Modification of Condominium Documentation.

               (i) Modifications Within Owner's Control. Any modification to the terms and provisions of any Condominium documentation, to which subsection (a) above does not apply, that financially or operationally affects Operator in a materially adverse manner shall be subject to Operator's prior written approval, but only if at such time the Condominium Association is under the control of Owner or Owner's approval to such amendment is required under the Condominium documentation prior to adoption of such amendment; provided, however, that the parties hereto acknowledge that any modification which financially affects Operator shall be deemed to be materially adverse. Notwithstanding anything in this Agreement to the contrary, in the event that a modification to the Condominium documents which requires the Operator's consent pursuant to the preceding sentence will have a materially adverse financial effect on the Operator, Operator's consent thereto may be withheld in Operator's sole and absolute discretion, including (without limitation) modifications which increase Owner's Hotel Shared Cost Portion (as defined in Section 5.3 hereof).

               (ii) Modifications Outside of Owner's Control. If a modification to the Declaration, which Owner did not have the right to approve or did not initiate, or an order, ruling or determination by a court or administrative body, results in a modification of the allocation of the Hotel Shared Costs (as they are described in the Declaration on the date of execution hereof) between the Hotel Unit owner and the other Condominium Unit Owners, and as a result thereof Owner's Hotel Shared Cost Portion (as defined in Section
                     5.3 hereof) is increased to a percentage greater than ten percent (10%), then Owner and Operator hereby agree to attempt in good faith to revise this agreement to compensate Operator for the economic impact of the amount of the Owner's Hotel Shared Cost Portion which exceeds seven and one half percent (7.5%). In the event that Owner and Operator are unable to reach agreement with respect to the foregoing matter, the parties shall submit the matter to arbitration in accordance with Article XII hereof.

     13.22. Exclusivity. While this Agreement is in effect, neither Operator, nor its Affiliates, shall own or operate another hotel, resort, time-share or like facility (including any other hospitality or leisure-related concepts) in Coconut Grove, the City of Coral Gables, or the Brickell Avenue corridor of Miami, without Owner's prior written consent.

     13.23. Providing Information. Operator shall cooperate with Owner in providing financial and other information requested by Owner's lenders regarding the operation of the Hotel Unit.

     13.24. Parking and Ground Floor Restaurant. Operator shall have the right to review and approve any entity proposed by Owner as an operator or manager (other than Owner or an Affiliate of Owner) for the restaurant within the Commercial Unit or for the parking garage located within the Hotel Unit, provided that Operator shall not unreasonably withhold its approval of any candidate which is not (a) a person, or owned or controlled by persons, whose business reputation, integrity or activities would reasonably be expected to impair Operator's ability to obtain liquor or gaming licenses for other properties owned or operated by Operator or its affiliates, or to reflect adversely on the Hotel's or Operator's business reputation; and (b) Owner shall cause the restaurant within the Commercial Unit and the parking garage located within the Hotel Unit to be operated and maintained at all times in accordance with physical and operational standards complimentary to and consistent with the Hotel.

     13.25. (a)      Operator's Right of First Offer. In the event that
                     Owner decides to sell the Hotel Unit at any time after the end of the third year following the Commencement Date to a transferee who will not assume Owner's obligations under this Agreement, Owner shall provide Operator a right of first offer to purchase the Hotel Unit (the "OPTION") at a gross sales price determined by Owner (the "SALES PRICE").

                     During the period commencing with the end of the third year following the Commencement Date until the end of the seventh year following the Commencement Date, Operator may exercise such Option by payment to Owner of 75% of the Sales Price (the "DISCOUNTED SALES PRICE") payable as follows: (i) at least 50% of the Discounted Sales Price shall be payable in cash at closing, and (ii) the remainder of the Discounted Sales Price shall be paid by delivery of a purchase money promissory note to Owner in a principal amount equal to the remainder of the Discounted Sales Price, at an annual interest rate equal to Prime Rate plus two percentage points (adjusted on a monthly basis), and maturing at the end of the seventh year following the Commencement Date (but prepayable at any time on five (5) business days written notice), which amount shall be secured by a mortgage on the Hotel Unit (the "SELLER FINANCING MORTGAGE"). The Seller Financing Mortgage may be subordinated to a first mortgage securing the cash portion of the Discounted Sales Price. No other debts shall be secured by the Hotel Unit. Any amounts due to Operator under the Loans at closing, shall reduce the principal amount of the purchase money note described in (ii) above and, to the extent of any deficiency, shall thereafter reduce the amount of cash payable by Operator pursuant to (i) above.

                     During the period commencing with the end of the seventh year following the Commencement Date until the end of the eleventh year following the Commencement Date, Operator may exercise such Option by payment to Owner of the Discounted Sales Price in cash at closing. Any amounts due to Operator under the Loans at closing, shall reduce the amount of cash payable by Operator.

                     During the period commencing with the end of the eleventh year following the Commencement Date until the end of the Term of the Management Agreement, Operator may exercise such Option by payment to Owner of the Sales Price reduced by the lesser of (i) 25% of the Sales Price, or (ii) the fair market value of the unexpired Term of the Management Agreement.

                     In the event that Operator fails to accept the Option within 30 days of receipt of the same from Owner, Owner shall be entitled to sell the Hotel Unit to any third party purchaser (and in connection with such sale terminate this Agreement after 30 days notice of termination to Operator) for a price not less than ninety-five (95%) percent of the Sales Price specified in such Option and on other reasonable terms, including, without limitation, allocations and adjustments, provided that the contract for sale is entered into within nine (9) months of delivery of the Option to Operator and the transaction closes within 180 days of the execution of the contract, PROVIDED THAT, the Owner shall pay to Operator, contemporaneously with the closing, (i) the Termination Fee set forth below, and (ii) all outstanding amounts under the Loans.

                     Notwithstanding anything to the contrary contained in this Agreement, Owner shall have the right to sell the Hotel Unit (or a portion thereof) to a third party at any time prior to the end of the third year following the Commencement Date so long as such third party assumes this Agreement in writing with a copy of such assumption being contemporaneously delivered to Operator, and otherwise satisfies the provisions of SECTION13.3(C) hereof. In addition, in no event shall Owner have the right to terminate this Agreement in connection with the sale of the Hotel Unit to a third party prior to the end of the third year following the Commencement Date.

            (b) Termination of Management Agreement Upon Sale of Hotel Unit to Third Party. In the event that Operator fails to accept the Option within 30 days of receipt of the same from Owner and Owner transfers the Hotel Unit to a third party as set forth above, Owner shall be entitled to terminate the Management Agreement upon the payment to Operator of the following amounts (the "Termination Fee"):

                         (i) if such sale shall occur at any time after the end of the third year following the Commencement Date but before the end of the of the eleventh year following the Commencement Date, a Termination Fee equal to 25% of the Net Sales Proceeds (as defined below) received by Owner for the sale of the Hotel Unit; or

                         (ii) if such sale shall occur at any time after the end of the of the eleventh year following the Commencement Date, a Termination Fee equal to the lesser of (x) 25% of the Net Sales Proceeds received by Owner for the sale of the Hotel Unit, or (y) the fair market value of the unexpired Term of the Management Agreement. The term Net Sales Proceeds shall mean the gross sales price for the Hotel Unit minus all reasonable and customary costs associated with the sale and closing of the same (including, without limitation, attorney's fees, taxes, recording costs, brokerage fees and other customary closing costs which are seller's responsibility under the purchase contract for the sale of the same), but before deducting the indebtedness secured by the Hotel Unit.

     13.26 Parent Guaranty. By executing the attached joinder, Sonesta International Hotels Corporation does hereby guaranty the obligations of Operator hereunder, including without limitation, the obligation to provide the Loans and to comply with the funding criteria for such Loans, as more particularly set forth in EXHIBIT 1.22 to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed and their respective seals to be affixed hereto by their duly authorized representatives, as of the day and year first above written.

Attest:                                MUTINY ON THE PARK, LTD.

By:/s/                                 By: Flagler on the Park, Inc.,
      -------------------                  as sole general partner
Name:
     --------------------
Title:
     ---------------------                 By: /s/
                                                  ------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

Attest:                                SONESTA COCONUT GROVE, INC.

By:/s/                                     By:/s/
      ---------------------                       ------------------------------
Name:                                      Name:
     ----------------------                     --------------------------------
Title:                                     Title:
      ---------------------                      -------------------------------

JOINDER OF OPERATOR'S PARENT:

Sonesta International Hotels Corporation does join into this Agreement for the purpose of guaranteeing the obligations of Operator hereunder, including without limitation, the obligation to provide the Loans and to comply with the funding criteria for such loans, as more particularly set forth in EXHIBIT 1.22 to this Agreement.

Attest:                                 SONESTA INTERNATIONAL HOTELS CORPORATION

By: /s/                                 By: /s/
       -----------------------------           ---------------------------------
Name:                                   Name:
     -------------------------------         -----------------------------------
Title:                                  Title:
      ------------------------------          ----------------------------------

                                    EXHIBIT A

                              PROPERTY DESCRIPTION

                                    EXHIBIT B

                                   DECLARATION

                                  EXHIBIT 1.22
                                 LOAN TERM SHEET

As an inducement to Owner to grant the Management Agreement, Operator has agreed to provide three (3) loan facilities to Owner (the "LOANS"), as follows:

(a) A One Million and No/100 ($1,000,000.00) Dollar facility (the "PRE-OPENING LOAN") to be funded as and when needed for (i) all pre-opening expenses, technical services and initial working capital in connection with Hotel, and
(ii) if Operator reasonably determines that there will be sufficient funds remaining after funding the items in (i) above, for operating deficiencies during the soft opening period, provided that any amounts funded by Owner for operating deficiencies during the soft opening period (based on Operator's determination that there would not be sufficient funds for the funding of the same from the Pre-Opening Loan) shall be refunded to Owner to the extent of any unfunded amounts from the Pre-Opening Loan after payment of all items described in (i) above; (b) a Two Million and No/100 ($2,000,000.00) Dollar facility (the "FURNISHINGS AND EQUIPMENT LOAN") to offset a portion of the cost of the Furnishings and Equipment within the Premises; and (c) a Two Million and No/100 ($2,000,000.00) Dollar facility (the "CONSTRUCTION AND FF & E LOAN") to fund a combination of (i) changes in construction which may be based on recommendations of Operator, (ii) Furnishings and Equipment not funded pursuant to the Furnishings and Equipment Loan, and (iii) such other expenses as shall arise from time to time in connection with the development and operation of the Premises. The funding of the last $1,000,000 out of the $4,000,000 comprising the Furnishings and Equipment Loan and the Construction and FF&E Loan shall be made as required for the purposes described above only after the first Temporary Certificate of Occupancy on the Hotel Unit (the "TCO") has been issued; provided, however, that in the event that the issuance of such TCO is delayed by reasons beyond the control of Owner and the building is in substantially the condition that would entitle Owner to obtain such TCO, Operator shall be reasonable in considering the funding of such amounts.

GENERAL CONDITIONS TO FUND THE LOANS: The following shall be conditions precedent to Operator's obligation to fund any of the Loans: (a) Operator is satisfied that there are sufficient funds available to the Owner to complete the improvements in accordance with the plans and specifications, provided that (i) the continued funding by the construction lender under the construction loan shall be deemed to be sufficient evidence of sufficiency of funds to complete, and (ii) after the construction loan is fully funded, Operator shall be reasonable in its determination of adequacy of funds to complete; (b) Owner shall have entered into binding condominium unit purchase agreements providing for purchase prices totaling not less than $34,000,000; (c) Owner shall have entered into a bonded lump sum construction contract with Turner Construction;
(d) Owner shall have covenanted not to incur any indebtedness with respect to the project prior to repayment in full of all Loans other than (i) a construction loan from Ocean Bank, (ii) the indebtedness to Ricardo Dunin (or his assignee) of up to $2,700,000 plus interest thereon (the "RICARDO DUNIN LOAN"), (iii) the Loans, and (iv) other unsecured trade credit in the ordinary course of business; (e) upon satisfaction in full of the construction loan, all sales proceeds from the residential units received by Owner shall be used to repay the Ricardo Dunin Loan in full (up to $2,700,000 plus interest thereon) prior to making any distributions to the partners of Owner; (f) Owner shall have obtained from its construction lender a consent and nondisturbance agreement, in form prescribed by the construction lender and reasonably acceptable to Operator, pursuant to which the construction lender agrees not to terminate or otherwise disturb the Operator's operation of the Hotel under the Management Agreement in the event it acquires control of the Hotel by foreclosure or otherwise as long as Operator is not in default under the Management Agreement beyond any applicable cure period, provided that such nondisturbance agreement shall contain provisions limiting the liability of the construction lender with respect to the acts or omissions of Owner prior to the date of transfer, and Operator shall, upon written request from Owner, subordinate the Management Agreement to such construction lender (a "NON-DISTURBANCE AGREEMENT"); (g) Owner shall have obtained from Ricardo Dunin (or his assignee) a Non-disturbance Agreement in favor of Operator in the event that Ricardo Dunin (or his assignee) forecloses on his first priority collateral pledge of the Owner's partnership interests; (h) none of the indebtedness described in clause (d) above, with the exception of that referred to in sub-clauses (i) and (iii) shall be secured by a mortgage lien; (i) Owner shall have perfected in favor of Operator a first lien security interest (the "FIRST PRIORITY ASSIGNMENT OF PARTNERSHIP INTERESTS") on all of the partnership interests comprising Owner to secure the funding of the third $1,000,000 (plus interest thereon) out of the $4,000,000 comprising the Furnishing and Equipment Loan and the Construction and FF&E Loan, which security interest shall supercede, among other interests, the security interest securing the Ricardo Dunin Loan (the "SECOND PRIORITY ASSIGNMENT OF PARTNERSHIP INTERESTS"); (j) Owner shall have perfected in favor of Operator a third lien security interest on all of the partnership interests comprising Owner (the "THIRD PRIORITY ASSIGNMENT OF PARTNERSHIP INTERESTS") to secure all amounts of principal and interest outstanding pursuant to the Loans which shall be subordinate only to the First Priority Assignment of Partnership Interests and the Second Priority Assignment of Partnership Interests; (k) Owner shall have executed promissory notes evidencing the Loans in form and substance substantially similar to the form of note attached hereto as EXHIBIT 1.22A; and
(l) Ricardo Dunin (in his personal capacity) shall have executed a guaranty in favor of Operator in form and substance substantially similar to the guaranty attached hereto as EXHIBIT 1.22B (the "RICARDO DUNIN GUARANTY").

INTEREST: The Furnishings and Equipment Loan and the Construction and FF & E Loan shall bear interest at an annual rate equal to a prime or base rate quoted from time to time by Citibank, N.A. (or alternative to be specified in the promissory notes) ("PRIME RATE") plus seventy-five (75) basis points, such rate being adjusted on a monthly basis. The interest on the Furnishings and Equipment
Loan and the Construction and FF&E Loan shall be compounded annually. The Pre-Opening Loan shall not bear interest, except that in the event that the principal amount that would otherwise have been repaid pursuant to the terms of the paragraph below entitled "Pre-Opening Loan" is reduced as a result of making payments for equipment lease charges as permitted Expenses under Section 1.12(o) of the Management Agreement, interest at the Prime Rate plus .75 shall accrue, compound annually, and be payable by Owner with respect to that portion of the principal amount of the Pre-Opening Loan that would have been repaid if the payments for such equipment lease charges had not been made.

PRE-OPENING LOAN: Until the Pre-Opening Loan has been repaid in full, all payments otherwise due Owner pursuant to the Management Agreement shall be applied to the repayment of principal under the Pre-Opening Loan.

CONSTRUCTION AND FF & E LOAN: Following repayment of the Pre-Operating Loan and until such time as the Construction and FF & E Loan has been repaid in full (together with all interest accrued thereon) all payments otherwise due to Owner pursuant to the Management Agreement shall be applied first to the payment of accrued and unpaid interest and thereafter to the repayment of outstanding principal under such loan. All amounts of principal and interest outstanding under the Construction and FF & E Loan on the first (1st) day of the fifteenth
(15th) year of operation of the Hotel shall be immediately due and payable on such first (1st) day of such fifteenth (15th) year.

FURNISHINGS AND EQUIPMENT LOAN: No payments on the Furnishings and Equipment Loan shall be made until all amounts outstanding pursuant to the Pre-Operating Loan and Construction and FF & E Loan have been paid in full. Following repayment of the Pre-Operating Loan and Construction and FF & E Loan all of the payments otherwise due Owner pursuant to the Management Agreement shall be applied first to the repayment of accrued and unpaid interest and thereafter to outstanding principal pursuant to the Furnishings and Equipment Loan. All amounts of principal and interest outstanding under the Furnishings and Equipment Loan on the first (1st) day of the fifteenth (15th) year of operation of the Hotel shall be immediately due and payable on such first (1st) day of such fifteenth (15th) year.

SET OFF: Operator shall have the right to setoff amounts due Owner pursuant to the Management Agreement against amounts due Operator in connection with the Loans except to the extent of money damages claimed by Owner against Operator in any pending arbitration or judicial proceeding brought by or against Owner. Operator shall promptly advise Owner of any amounts set off pursuant to this Agreement. To the extent that Operator is not permitted to set-off certain amounts as a result of Owner's claim for money damages against Operator in any pending arbitration or judicial proceeding as provided in

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the preceding sentence, such amounts otherwise payable to Owner shall be placed in an escrow account by the parties pending resolution of the arbitration or judicial proceeding with respect to the same.

COLLATERAL: Except as provided in subsection (i) of the paragraph captioned "General Conditions to Fund the Loans" regarding the First Priority Assignment of Partnership Interests, the Loans shall be secured by the Third Priority Assignment of Partnership Interests, PROVIDED, HOWEVER, that further pledges of Owner's partnership interests shall be permitted so long as the same are subject and subordinate to Operator's collateral pledges described herein. A transfer of partnership interests in the Owner to Ricardo Dunin (or his assignee) shall be permitted under the Management Agreement without the prior consent of the Operator.

Owner and Operator hereby acknowledge, for themselves and any assignee, successor or assign of their respective interests in the collateral described herein, that the rights of each holder of an interest in such collateral, relative to competing or conflicting rights of other holders of an interest in the collateral, shall be governed by the terms and conditions of the Intercreditor Agreement between Operator and Dunin, a copy of which attached hereto as EXHIBIT 1.22 E and is incorporated herein by this reference.

As additional collateral to Operator for repayment of the Loans, Operator may require that upon satisfaction of the construction loan, Owner shall provide a first priority mortgage lien on the Hotel Unit securing all principal and interest then owed to the Operator under the Loans, which mortgage shall be in form and substance substantially similar to the form mortgage attached hereto as
EXHIBIT 1.22C. Neither a breach by Operator of the terms of the Management Agreement, nor the termination of the Management Agreement shall impair Operator's right to require or maintain such a mortgage. In the event that such additional collateral shall be required by Operator, all costs relating to such mortgage (including, without limitation, attorney's fees, recording costs and taxes) shall be borne by both parties in equal amounts. Upon the perfection of such first mortgage lien on the Hotel Unit, the First Priority Assignment of Partnership Interests, the Third Priority Assignment of Partnership Interests and the Ricardo Dunin Guaranty in favor of Operator shall be discharged.

In the event that the Management Agreement is terminated prior to the expiration of the Term thereof for any reason other than a breach of the Management Agreement by Operator (failure to pay the Owner's Target Return shall not be considered a breach for this purpose) or the sale of the Hotel Unit, the outstanding balance of the three (3) Loans shall be paid in quarterly installments based on a twenty (20) year amortization schedule and the interest rates established herein above, with all accrued and unpaid interest and outstanding principal becoming due and payable in full in a final balloon payment on the fifth (5th) anniversary of the date that Operator ceases to occupy the Premises, provided Owner provides

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Operator the collateral described hereinabove, which collateral shall not be required to include a mortgage lien on the Hotel Unit so long as the construction loan thereon has not been fully repaid. In the event that the Management Agreement is terminated prior to the expiration of the Term thereof as a consequence of Operator's breach of the Management Agreement, the Loans shall be repaid from Net Operating Profit as specified in the Management Agreement provided that Owner provides Operator the collateral described hereinabove, which collateral shall not be required to include a mortgage lien on the Hotel Unit so long as the construction loan thereon has not been fully repaid. Nothing herein is intended to preclude Owner from setting off against the Loans any damages in connection with such a breach. In the event that the Management Agreement is terminated prior to the expiration of the Term thereof in connection with the sale of the Hotel Unit, the outstanding balance of the Loans and all accrued interest thereon shall become immediately due and payable.

PROCEDURE FOR ADVANCES: Advances under the Loans shall be made by wire transfer or deposit to an account specified by Owner in accordance with the draw procedures set forth in the side letter attached hereto as EXHIBIT 1.22D.

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                                  EXHIBIT 1.22A
                                  FORM OF NOTE

                                                                              74
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                                  EXHIBIT 1.22B
                             RICARDO DUNIN GUARANTY

                                                                              75
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                                  EXHIBIT 1.22C
                                FORM OF MORTGAGE

                                                                              76
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                                  EXHIBIT 1.22D
                             MUTINY ON THE PARK LTD.
                        2951 S. BAYSHORE DRIVE, SUITE 213
                                MIAMI, FL. 33133

August 31, 2000

Boy van Reil
SONESTA INTERNATIONAL                                VIA EMAIL

Re: Mutiny Park Loan Draw Procedures

Dear Boy:

Further to our conversation of yesterday, please find attached a summary of my understanding of the proposed loan draw procedures. It would be great if you could take a look and acknowledge that my understanding is correct by initialing below.

An obvious precursor to the entire process would be finalization of our management agreement. I am cautiously optimistic that that will be achieved soon.

We would then agree on a tentative breakdown of the FF&E and Construction loan amounts. We would reallocate between line items as we gather additional information and the project proceeds. Clearly the initial draws would be related to the construction changes and the associated architects and engineering expenses.

We would provide you with a standard draw breakdown indicating on a category by category basis: the original budget amount, budget revisions, revised budget, amount drawn to date, current draw request, balance to complete. We would present draw requests as needed but would make every effort not to exceed two per month.

We would attach appropriate invoice back up for our draw amounts, and you would always be free to have someone come in and review all the appropriate back up and inspect the site and work completed.

Provided that the draw requests and back up is in order we would receive funding within a week following receipt.

Thank for your assistance and please call with any questions or concerns

Best Regards,
                                           AGREED AS WRITTEN
John Petersen
                                           /s/
                                              --------------------------------

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                                  EXHIBIT 1.22E
                             INTERCREDITOR AGREEMENT

                                                                              78
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                                 EXHIBIT 3.2(n)

                       PERMITS TO BE OBTAINED BY OPERATOR

     1. CITY OCCUPATIONAL LICENSE. Upon receipt of a Certificate of Use, it is necessary to obtain a City of Miami Occupational License for the use or uses to be conducted on the premises.

     2. COUNTY OCCUPATIONAL LICENSE. After receipt of a Certificate of Use and City Occupational Licenses, an Occupational License from Miami-Dade County must be obtained.

     3. STATE HOTEL LICENSE. Prior to operating a hotel or food service establishment on the premises, the Operator must obtain a License from the State of Florida, in accordance with Chapter 509 Florida Statutes.

     4. STATE LIQUOR LICENSE. The hotel and/or restaurants or bars that operate on the premises must obtain a Liquor License from the State. Pursuant to Fla. Stat. Section 561.20(2)(a), any hotel, or ancillary bar/restaurant, which meets certain minimums (100 rooms in Miami-Dade) is eligible for a special "hotel liquor license".

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                                 EXHIBIT 3.2(o)

                         PERMITS TO BE OBTAINED BY OWNER

     1. CERTIFICATE OF USE. A Certificate of Use must be obtained from the City following receipt of a Certificate of Occupancy, but prior to operation and prior to obtaining an Occupational License.

     2. CITY FIRE SAFETY PERMIT. A City Fire Safety Permit for the use or uses to be conducted on the premises.

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                                   EXHIBIT 5.8

                       FORM OF MONTHLY FINANCIAL STATEMENT

                                                                              81
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                                 EXHIBIT 5.9(a)

                               FORM OF ANNUAL PLAN

                                                                              82